UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant       ☒
Filed by a Party other than the Registrant       ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

SURREY BANCORP
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:_____________________
(2)	Form, Schedule or Registration Statement No:__________________
(3)	Filing Party:______________________________
(4)	Date Filed:_______________________________

[Preliminary Copy Dated April 7, 2016]

Surrey Bancorp
145 North Renfro Street
Mount Airy, North Carolina 27030
(336) 783-3900

Robert H. Moody	Edward C. Ashby, III
Chairman	President

Dear Fellow Shareholders:

Accompanying this letter is a proxy package from Surrey Bancorp (the “Company”). In addition to voting to elect directors and ratify the appointment of our independent registered accounting firm, you are being asked to vote to amend the Company’s Articles of Incorporation. The amendment is necessary to allow the Company to realize substantial expense savings by de-registering its Common Stock with the Securities and Exchange Commission (“SEC”) in a transaction made possible via the passage of the Jumpstart Our Businesses Startups Act (“JOBS Act”).

The JOBS Act included a provision that increases the number of shareholders of record a corporation may have without being required to register with the SEC. The Company is currently registered with the SEC. As an SEC registrant, it must meet many of the same audit and reporting requirements as the largest corporations in the nation. In order to realize the savings made possible by the JOBS Act, which we estimate to be approximately $170,000 per year, the Company must reduce the number of common shareholders of record to less than 1,200. To accomplish this goal, the Board of Directors is proposing that a portion of the shares of Company’s Common Stock be reclassified from Common Stock to Class A Common Stock or repurchased for $12.75 per share, at the election of the relevant shareholders. The shares proposed to be reclassified or repurchased will be those held by shareholders having less than 300 shares on the date that we consummate this reclassification. (The shares reclassified as Class A Common Stock will comprise less than 2.9% of the total shares of Common Stock currently outstanding.) A primary difference between the Common Stock and the Class A Common Stock will be that Class A Common Stock will have limited voting rights. Additionally, holders of Class A Common Stock will receive a premium on all dividends declared on the Common Stock of $0.03 per share.

With shareholder approval of the recommended amendment (which is described in more detail in the attached Proxy Statement), the Company will be eligible to begin a process to deregister with the SEC. As a non-registered company, the financial information available will not contain the same detail as that of an SEC registrant. However, all shareholders will continue to receive an annually audited financial statement and you will receive a quarterly financial summary in addition to the quarterly shareholder’s letter you now receive.

While it is not possible to provide all of the pros and cons of deregistration in this introductory letter, our Board of Directors has reviewed both the positive and negative attributes of the stock reclassification and SEC deregistration, and those are summarized thoroughly in the attached Proxy Statement. The Board has determined that it is in the Company’s best interest to approve the amendment so that the financial benefits provided by the JOBS Act will be available to the Company.

We encourage you to carefully review the proxy package accompanying this letter and urge you to promptly complete and return the proxy card included with your package. If you are a record shareholder you may also vote your shares over the Internet. If you should have any questions about the Proxy Statement or the reclassification transaction, please call us at (336) 783-3900.

Thank you for your continued support of Surrey Bancorp and Surrey Bank & Trust.

Sincerely,

Robert H. Moody	Edward C. Ashby, III
Chairman	President

Notice to holders of shares of Preferred Stock:  Holders of shares of the Company’s Preferred Stock are not entitled to vote on any of the proposals to be voted on at the Annual Meeting. The proxy package is being provided to you for information purposes only.

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SURREY BANCORP
145 North Renfro Street
Mount Airy, North Carolina 27030

A LETTER TO OUR SHAREHOLDERS

____________, 2016

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Surrey Bancorp (the “Company”) to be held at 10:00 a.m., local time, on _____________, 2016, at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

At this important meeting, you will be asked to vote on the following matters:

1.	To approve an amendment to our Articles of Incorporation (the “Amendment”) to provide for the authorization of a new class of capital stock, Class A Common Stock, to reclassify certain of our shares of Common Stock as Class A Common Stock or to repurchase such shares for $12.75 per share, at the election of the relevant shareholders, for the purpose of discontinuing the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Reclassification”);

2.	To elect seven directors to serve a one year term until the Annual Meeting of Shareholders in 2017 or until their successors shall have been elected and qualified;

3.	To ratify the appointment of Elliott Davis Decosimo, PLLC as our Company’s independent registered accounting firm for the year ending December 31, 2016;

4.	To grant to the proxy holders discretionary authority to vote to adjourn the Annual Meeting, if necessary or appropriate, in order to solicit additional proxies in favor of any of the proposals; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Pursuant to the proposed Amendment to authorize a new class of capital stock, shares of our existing Common Stock held by shareholders who own less than 300 shares will be reclassified as shares of Class A Common Stock or repurchased at a price of $12.75 per share, at the election of each individual shareholder holding less than 300 shares. Shares of our Common Stock held by shareholders who own 300 shares or more will not be impacted by this proposal. The Reclassification will be made on the basis of one share of Class A Common Stock for each share of Common Stock held on the date of the Reclassification. In the alternative, shareholders holding less than 300 shares of Common Stock may elect to receive $12.75 per share for their shares of Common Stock rather than having those shares reclassified as shares of Class A Common Stock. The purpose of the Amendment and the Reclassification is to discontinue the registration of our Common Stock under the Securities Exchange Act of 1934, as amended, and to cease to be a “public” company.

If approved at the Annual Meeting, the Amendment and Reclassification will affect you as follows:

If, on the date of the Reclassification, you are a shareholder with:	Effect:
300 or more shares of Common Stock:	You will continue to hold the same number of shares of Common Stock and your voting and dividend rights will be unchanged.

Less than 300 shares of Common Stock:
You will no longer hold shares of Common Stock, but, rather, will either hold a number of shares of Class A Common Stock equal to the same number of shares of Common Stock that you held before the Reclassification or receive $12.75 per share for your shares of Common Stock, at your election. Holders of shares of Class A Common Stock will not have any voting rights, unless otherwise required by law. Under North Carolina law, holders of Class A Common Stock will generally be entitled to vote as a separate voting group on proposals that will affect the Class A Common Stock, including transactions that will result in a change of control of the Company by merger, share exchange or otherwise. Holders of shares of Class A Common Stock be entitled to a premium on any dividends we pay on the Common Stock of $0.03 per share (for example, if a dividend of $0.10 per share is declared on the Common Stock, a dividend of $0.13 per share must be declared on the Class A Common Stock).

If you have transferred your shares of our Common Stock into a brokerage or custodial account, you are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our Common Stock that their clients have deposited with them through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 300 or more shares, then the shares registered in that nominee’s name will be completely unaffected by the Reclassification.

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Our smaller shareholders who believe neither the one-for-one exchange ratio of their shares of Common Stock into Class A Common Stock nor $12.75 per share is acceptable or fair to them, or otherwise prefer to remain holders of Common Stock after the Reclassification, may elect to do so by (i) acquiring a sufficient number of shares so that they hold of record at least 300 shares of Common Stock immediately prior to the Reclassification or (ii) transferring their shares into a brokerage or custodial account that holds the shares through a single nominee that holds of record at least 300 shares of Common Stock immediately prior to the Reclassification.

The primary effect of the Reclassification will be to reduce our total number of record holders of Common Stock to below 1,200. As a result, we will terminate the registration of our Common Stock under the federal securities laws and will no longer be considered a “public” company. This transaction is known as a Rule 13e-3 “going private” transaction under the Securities Exchange Act of 1934, as amended.

We are proposing the Amendment and Reclassification because our Board of Directors has concluded, after careful consideration, that the costs and other disadvantages associated with being a reporting company with the Securities and Exchange Commission (“SEC”), outweigh any advantages.

Set forth below are what our Board believes to be the disadvantages and advantages of remaining a public reporting company:

Disadvantages of Remaining Public

•	It is an administrative burden on our management to continue making required filings with the SEC;

•	the cost to us of making required filings with the SEC is significant, including the requirement that portions of our annual and quarterly filings with the SEC be tagged in Extensible Business Reporting Language (“XBRL”) format;

•	the cost of complying with Section 404 of the Sarbanes-Oxley Act, including the requirement that our independent registered public accounting firm audit our internal control over financial reporting, is similarly high;

•	our legal and accounting costs will be significantly higher if we remain a public reporting company; and

•	we have not needed or realized many of the benefits normally associated with being a public reporting company, such as access to capital markets and an active trading market for our shares of Common Stock.

Advantages of Remaining Public

•	Our shareholders will have more convenient access to more analytical information regarding our financial performance;

•	our shareholders will have more convenient access to detailed information regarding the compensation we pay to our directors and executive officers and the changes in beneficial ownership of our Common Stock owned by our directors and officers;

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•	we will not incur the costs of this “going private” transaction, which we expect to be approximately $70,000;

•	if we needed to raise additional capital through the issuance of Common Stock, it might be easier to do so if we were a public reporting company; and

•	if we were to acquire another bank, being a public reporting company might enhance our ability to use our Common Stock as consideration.

In reaching the conclusion to recommend that our shareholders approve the Reclassification, our Board of Directors considered the following:

•	the ongoing administrative burden and expense of making our periodic filings with the SEC;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management and employees which arises from monitoring and complying with increasingly complex SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	the very limited trading volume of our Common Stock and the resulting lack of an active market for our shareholders;

•	the fact that a “going private” transaction could be structured in a manner whereby all of our shareholders may retain an equity interest in our Company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a “going private” transaction;

•	the fact that the Reclassification allows us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A Common Stock to retain an equity interest in our Company with what the Board believes is approximately the same value per share as holders of Common Stock;

•	the fact that our earnings have historically been sufficient to support our growth without the need to raise capital through the capital markets; and

•	the fact that our holding company structure now allows us to raise additional capital for our bank subsidiary through borrowing money at the holding company level, which would not dilute the ownership interest of our shareholders.

Except for the effects described in the accompanying Proxy Statement, we do not expect the Reclassification to adversely affect our operations.

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In the event the proposal to approve the Amendment and to effect the Reclassification is approved and you elect to have your shares of Common Stock reclassified as shares of Class A Common Stock:

•	you will receive no additional consideration for your shares of Common Stock when they are reclassified as shares of Class A Common Stock;

•	you will hold shares that may be less liquid than the shares you currently hold since there is no existing market for the Class A Common Stock, and the Class A Common Stock will have fewer record holders than currently hold Common Stock; however we intend to maintain lists of willing sellers and buyers of Class A Common Stock, just as we currently do for our Common Stock;

•	you will receive a security with limited voting rights. Under North Carolina law, holders of Class A Common Stock will generally be entitled to vote as a separate voting group on proposals that will affect the Class A Common Stock, including transactions that will result in a change of control of the Company by merger, share exchange or otherwise;

•	holders of our Common Stock will not be entitled to receive dividends unless dividends are paid on our shares of Class A Common Stock; and

•	all of our shareholders will lose the benefits of holding securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, including the ongoing shareholder disclosures required thereby.

In the event you elect to have your shares repurchased for $12.75 per share, you will cease to be a shareholder of the Company with respect to those shares.

Our Board of Directors believes the terms of the Amendment and the Reclassification are procedurally and substantively fair to our shareholders, including our affiliated and unaffiliated shareholders, whether you will retain your existing shares of Common Stock or receive either shares of Class A Common Stock or $12.75 per share for your shares of Common Stock, and are in the best interest of our shareholders. The Board of Directors unanimously recommends that you vote FOR the proposal to approve the Amendment and effect the Reclassification. We encourage you to read carefully the Proxy Statement and attached appendices.

It is important that your shares of Common Stock are represented at the Annual Meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you are a record shareholder you may also vote your shares over the Internet. If you attend the Annual Meeting, you may vote in person even if you have previously mailed a proxy card or voted over the Internet.

On behalf of our Board of Directors, we would like to express our appreciation for your continued support of the Company.

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Sincerely,

Surrey Bancorp

Robert H. Moody	Edward C. Ashby, III
Chairman	President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE AMENDMENT OR THE RECLASSIFICATION, PASSED UPON THE MERITS OR FAIRNESS OF THE AMENDMENT OR THE RECLASSIFICATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Notice to holders of shares of Preferred Stock:  Holders of shares of the Company’s Preferred Stock are not entitled to vote on any of the proposals to be voted on at the Annual Meeting. The proxy package is being provided to you for information purposes only.

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SURREY BANCORP
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Surrey Bancorp (the “Company”) will be held at 10:00 a.m. local time, on ___________, 2016, at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina, for the following purposes:

1.	To approve an amendment to our Articles of Incorporation (the “Amendment”) to provide for the authorization of a new class of capital stock, Class A Common Stock, to reclassify certain of our shares of Common Stock as Class A Common Stock or to repurchase such shares for $12.75 per share, at the election of the relevant shareholders, for the purpose of discontinuing the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Reclassification”);

2.	To elect seven directors to serve a one year term until the Annual Meeting of Shareholders in 2017 or until their successors shall have been elected and qualified;

3.	To ratify the appointment of Elliott Davis Decosimo, PLLC as our Company’s independent registered accounting firm for the year ending December 31, 2016;

4.	To grant to the proxy holders discretionary authority to vote to adjourn the Annual Meeting, if necessary or appropriate, in order to solicit additional proxies in favor of any of the proposals; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Shareholders of record at the close of business on _____________, 2016 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

You are requested to complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting and wish to vote in person you may revoke your proxy at that time and vote by ballot.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on ____________, 2016: the Proxy Statement, form of proxy and annual report to shareholders are available at https://www.proxyvote.com.

Our Board of Directors recommends that you vote FOR the approval of Proposals 1, 3 and 4 and FOR the election of the seven nominees as directors.

By Order of the Board of Directors

Robert H. Moody, Chairman

Mount Airy, North Carolina
______________, 2016

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Notice to holders of shares of Preferred Stock:  Holders of shares of the Company’s Preferred Stock are not entitled to vote on any of the proposals to be voted on at the Annual Meeting. The proxy package is being provided to you for information purposes only.

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SURREY BANCORP
ANNUAL MEETING OF SHAREHOLDERS

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Appendix A	Amendment to Articles of Incorporation
Appendix B	Opinion of Financial Advisor

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SURREY BANCORP
145 North Renfro Street
Mount Airy, North Carolina 27030
Telephone:  (336) 783-3900

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held on ______________, 2016

Your vote is very important. For this reason, the Board of Directors is requesting that if you are not able to attend the Annual Meeting of Shareholders, you allow your Common Stock to be represented at the meeting by the proxies named in the enclosed proxy card. This Proxy Statement and the form of proxy was first mailed to all of our shareholders on or about ____________, 2016.

Surrey Bancorp is the bank holding company for Surrey Bank & Trust headquartered in Mount Airy, North Carolina. We have tried to make this Proxy Statement simple and easy to understand. The Securities and Exchange Commission (the “SEC”), encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively. We will refer to Surrey Bancorp throughout this Proxy Statement as “we,” “us,” the “Company,” or “our Company,” and we will refer to Surrey Bank & Trust as the “Bank” or our “bank subsidiary.”

Purposes of Annual Meeting

The purpose of the Annual Meeting is to consider and act upon the following proposals:

1.	To approve an amendment to our Articles of Incorporation (the “Amendment”) to provide for the authorization of a new class of capital stock, Class A Common Stock, to reclassify certain of our shares of Common Stock as Class A Common Stock or to repurchase such shares for $12.75 per share, at the election of the relevant shareholders, for the purpose of discontinuing the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Reclassification”);

2.	To elect seven directors to serve a one year term until the Annual Meeting of Shareholders in 2017 or until their successors shall have been elected and qualified;

3.	To ratify the appointment of Elliott Davis Decosimo, PLLC as our Company’s independent registered accounting firm for the year ending December 31, 2016;

4.	To grant to the proxy holders discretionary authority to vote to adjourn the Annual Meeting, if necessary or appropriate, in order to solicit additional proxies in favor of any of the proposals; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Our Board of Directors will have the discretion to determine if and when to effect the Reclassification, and reserves the right to abandon the Reclassification even if the Amendment is approved by the shareholders. The Reclassification will become effective at the time set forth in the Amendment and after the filing of the Amendment to our Articles of Incorporation as of its filing with the North Carolina Secretary of State. The form of the Amendment is attached to this Proxy Statement as Appendix A.

We expect that if our shareholders approve and the Board elects to effect the Amendment, the Reclassification will be completed as soon as practicable after the Annual Meeting.

Shareholders are also being asked to consider and vote upon any other matters that may properly be submitted to a vote at the Annual Meeting or any adjournments thereof. Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, our Board is not aware of any other business to be conducted at the Annual Meeting.

Who Can Vote at the Annual Meeting?

Holders of record of Common Stock at the close of business on ____________, 2016 will be entitled to vote at the Annual Meeting (the “Record Date”). As of the Record Date, there were a total of [3,549,665] shares of Common Stock issued and outstanding. Each share of Common Stock entitles its owner to one vote on each matter calling for a vote of shareholders at the Annual Meeting. As of the Record Date, our executive officers and directors have the power to vote a total of [30.8%] of the Company’s issued and outstanding shares of Common Stock and they intend to vote all of those shares in favor of Proposals 1, 3 and 4 and in favor of the election of the seven nominees as directors.

As of the Record Date, there were a total of [189,356] shares of Series A Preferred Stock and [181,154] shares of Series D Preferred Stock (collectively, the “Preferred Stock”) issued and outstanding, but none of the shares of Preferred Stock have voting rights at the Annual Meeting.

Voting and Revocation of Proxies

You may vote your shares in person by attending the Annual Meeting, or by mailing us your completed proxy if you are unable or do not wish to attend. If you are a record shareholder you may also vote your shares over the Internet. If the enclosed proxy is properly completed, signed, dated and returned, and not revoked, it will be voted in accordance with the instructions given. If a proxy is returned with no instructions given, the proxy will be voted FOR the proposal to adopt the Amendment as stated in this Proxy Statement, FOR the election of the seven nominees for election as directors, FOR the ratification of the appointment of Elliott Davis Decosimo, PLLC as the Company’s independent registered accounting firm, and FOR the proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposed Amendment and Reclassification. Execution of a proxy gives the designated proxies discretionary authority to vote the shares represented by the proxy in accordance with their best judgment on any other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Brokerage houses and nominees have been requested to forward these proxy materials to the beneficial owners of shares held of record by such persons, and upon request, the Company will reimburse such persons for their reasonable out-of-pocket expenses in doing so.

You can change or revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering to our Secretary at our corporate offices on or before the business day prior to the Annual Meeting, a signed proxy card bearing a later date or a written revocation of the proxy;

•	voting again over the Internet before 11:59 p.m. Eastern Time on _____, 2016;

•	delivering to us at the Annual Meeting but prior to the taking of the vote a signed proxy card dated a later date or a written revocation; or

•	attending the Annual Meeting and voting in person.

If, however, you are a beneficial owner of shares of Common Stock that are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote in person at the Annual Meeting.

Revoking a proxy will not affect the vote once it has been taken. Attendance at the Annual Meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Annual Meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Vote Required for Approval

The presence, in person or by proxy, of the holders of at least a majority of our shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Because many of our shareholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, our Board of Directors has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient shareholders present, in person or by proxy, to constitute a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Approval of the Amendment to our Articles of Incorporation which will implement the Reclassification requires the affirmative vote of a majority of the number of shares present and voting at the Annual Meeting.

The proposal to approve the Amendment is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on your behalf if you have not given the broker instructions to vote your shares held in “street” name. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-vote shares”) will not be counted and will have no effect on the Amendment proposal. Broker non-votes will also not be counted for purposes of determining whether a quorum is present.

With respect to the election of directors, the seven nominees receiving the highest number of votes will be elected.

The ratification of the selection of Elliott Davis Decosimo, PLLC as our Company’s independent registered public accounting firm will be effective if a majority of the number of shares present and voting at the Annual Meeting vote for such ratification.

The proposal to adjourn the Annual Meeting, if necessary or appropriate, in order to solicit additional proxies in favor of any of the proposals will be effective if a majority of the number of shares present and voting at the Annual Meeting vote for such proposal.

Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting. However, like broker non-votes, abstentions will not be counted in tabulating the votes cast on any proposal submitted to the shareholders. As a result, abstentions will have no effect in the votes on the Amendment, on the election of directors, the ratification of our Company’s independent registered public accounting firm or the adjournment proposal.

As of the Record Date, the directors and executive officers of our Company have the power to vote a total of [1,093,843] (approximately [30.8%]) of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. These directors and executive officers currently intend to vote FOR the Amendment, FOR the election of the seven nominees described herein, FOR the ratification of our Company’s independent public accounting firm, and FOR the proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of any of the proposals.

Holders of shares of our Preferred Stock, are not entitled to vote on any of the proposals to be voted on at the Annual Meeting.

Solicitation of Proxies

Our Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other related proxy solicitation expenses, if any. Solicitation of proxies will be made initially by mail. Directors, officers and employees of our Company and our wholly-owned bank subsidiary also may solicit proxies in person, by telephone or other means without additional compensation. Our Board reserves the right to engage a proxy solicitor to assist the Board in the solicitation of proxies in connection with this Annual Meeting.

We are mailing this proxy material to our shareholders on or about _____________, 2016.

Authority to Adjourn Annual Meeting to Solicit Additional Proxies

Our Board of Directors is currently not aware of any business to be brought before the Annual Meeting other than that described in this Proxy Statement. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. We are asking our shareholders to grant full authority to adjourn the Annual Meeting to a later date to permit solicitation of additional proxies to approve the proposals described in this Proxy Statement.

Recommendation of Your Board of Directors

The Amendment and Reclassification have been unanimously approved by our Board of Directors. Your Board of Directors recommends a vote FOR adoption of the proposed Amendment to the Articles of Incorporation which will implement the Reclassification, FOR the election as directors of the seven nominees described herein, FOR the ratification of the selection of Elliott Davis Decosimo, PLLC as the Company’s registered independent public accounting firm, and FOR the proposal to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of any of the proposals.

QUESTIONS AND ANSWERS ABOUT AND SUMMARY TERMS OF THE
RECLASSIFICATION

Q:           What is the proposed Reclassification?

A:            We are proposing that our shareholders approve the Amendment to our Articles of Incorporation in the form of Appendix A attached hereto which provides for the creation of a new class of capital stock, Class A Common Stock, and the reclassification of each share of Common Stock held by holders of less than 300 shares of Common Stock into a share of Class A Common Stock; provided, however, that holders of less than 300 shares of Common Stock may elect to receive $12.75 for each share of Common Stock held by them rather than receiving shares of Class A Common Stock (the “Cash Election”).

Thus, for purposes of this Proxy Statement, when we refer to the term “Reclassification,” we are referring to the creation of Class A Common Stock, and the right of holders of less than 300 shares of Common Stock to receive, at their election either shares of Class A Common Stock on a one-for-one basis or $12.75 per share for their shares of Common Stock.

Q:           What is the purpose of the proposed Reclassification?

A:            The purpose of the Reclassification is to allow us to terminate our SEC reporting obligations (referred to as “going private”) by reducing the number of our record shareholders of Common Stock to less than 1,200 and by having under 2,000 record shareholders of our Class A Common Stock. This will allow us to terminate our registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and relieve us of the substantial costs that we incur annually to prepare and file reports and other documents with the SEC. The Reclassification will also relieve us of the requirement to comply with many of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, compliance with which has been costly and a disruption to management.

Q:           What will be the effects of the Reclassification?

A:            The Reclassification is a “going private” transaction for our Company, meaning it will allow us to deregister with the SEC and we will no longer be subject to reporting obligations under federal securities laws. As a result of the Reclassification, among other things:

•	the approximate number of our record shareholders holding shares of Common Stock will be [833];

•	the approximate number of our record shareholders holding shares of Class A Common Stock will be less than [580] (with the actual number being determined by the number of holders of less than 300 shares of Common Stock who elect the Cash Election);

•	because of the reduction of our total number of record shareholders of Common Stock to less than 1,200 and because the total number of record shareholders of the Class A Common Stock will be less than 2,000, we will be allowed to terminate our status as a reporting company with the SEC;

•	the shares of Class A Common Stock and Common Stock will be freely tradable, but there may be less liquidity for these shares than there currently is for our Common Stock; however we intend to maintain lists of willing sellers and buyers of Class A Common Stock and Common Stock;

•	those shareholders who elect to receive shares of Class A Common Stock will continue to have an equity interest in our Company and therefore will still be entitled to participate in any future value received as a result of a sale of the Company, if any;

•	holders of Class A Common Stock will not have any voting rights, unless otherwise required by law. Under North Carolina law, holders of Class A Common Stock will generally be entitled to vote as a separate voting group on proposals that will affect the Class A Common Stock, including transactions that will result in a change of control of the Company by merger, share exchange or otherwise;

•	holders of our Common Stock will not be entitled to receive dividends unless dividends are paid on our shares of Class A Common Stock;

•	holders of Class A Common Stock will be entitled to a premium on any dividends paid on our Common Stock of $0.03 per share;

•	upon liquidation, holders of Class A Common Stock will be entitled to distribution of assets on the same basis as holders of Common Stock; and

•	holders of shares of Class A Common Stock and Common Stock shall be entitled to receive the same consideration per share in any merger, share exchange, sale of substantially all of the assets of the Company or similar change of control transaction.

For a further description of how the Reclassification will affect you, please see “- Effects of the Reclassification on Shareholders of the Company” beginning on page ___.

Q:           What is the vote required to approve the Amendment necessary to effect the Reclassification?

A:           The Amendment providing for the Reclassification must be approved by the affirmative vote of a majority of the number of shares of Common Stock present and voting at the Annual Meeting. As of the Record Date, the record holders of our shares of Common Stock whose shares will remain Common Stock after the Reclassification own approximately [97.1%] of our outstanding shares of Common Stock. Therefore, if all of our shareholders whose shares of Common Stock will remain after the Reclassification vote in favor of the Amendment, it will be approved and the Reclassification will become effective.

Q:           What does it mean for the Company and our shareholders that the Company will no longer be a public reporting company and subject to federal securities laws reporting obligations?

A:           As an SEC reporting company, we are required to prepare and file with the SEC, among other items, annual reports on Form 10-K, quarterly reports on Form 10-Q, proxy statements and related materials and current reports on Form 8-K. In addition, our directors and executive officers are required to file reports with the SEC reflecting their beneficial ownership of shares of our Common Stock and any changes in their beneficial ownership. Our directors and executive officers are also subject to liability for short-swing profits under Section 16 of the Exchange Act. If the Amendment is approved and the Reclassification occurs, we will no longer be required to file these reports and our executive officers and directors will no longer be required to file reports with the SEC reflecting changes in their beneficial ownership of our shares, nor will our directors and executive officers be subject to liability for short-swing profits.

If the Amendment is approved and the Reclassification occurs, we currently intend to send to all of our shareholders quarterly and annual letters updating them on our performance. These quarterly and annual letters will not provide the detailed information included in our SEC reports, but rather will be abbreviated summaries of our performance for the most recently completed quarter or year and will include a short summary of our earnings results and asset and liability growth for the period presented as well as updates on any material developments during the quarter. We also currently intend to provide our shareholders with annual audited financial statements.

In addition to these quarterly and annual letters, the Company and the Bank, will continue to file regulatory reports with federal regulators. Under the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and Federal Deposit Insurance Corporation (the “FDIC”) requirements, the Company will file quarterly FR Y-9C and the Bank will file Consolidated Reports on Condition and Income (Call Reports). These reports, which are publicly available two days after the filing deadline in the case of FR Y-9C filings and 15 days after the filing deadline in the case of Call Reports, are a compilation of schedules relating to the filing entity’s balance sheet and income statement. Unlike our SEC reports though, these regulatory filings do not provide a detailed discussion and analysis of our financial condition and results of operations like the management’s discussion and analysis included in our SEC reports, and shareholders will not have the benefit of management’s detailed analysis of our results. Nor will these filings include any detailed information on our executive compensation programs and philosophies or the specific amounts we pay our executive officers and directors.

If we are no longer a public reporting company, we will no longer be subject to many of the provisions of the Sarbanes-Oxley Act, which among other things, requires that our Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”) certify as to the accuracy of our financial statements and the accuracy of our internal control over financial reporting. The Sarbanes-Oxley Act, and the related rules and regulations of the SEC, also require that we disclose to you certain information about our Board of Directors and certain of its committees, including whether or not a majority of our directors and the members of certain of the committees are independent under the standards of, in our case, The NASDAQ Stock Market (the “NASDAQ”). If the reclassification transaction is approved, we will no longer be required to disclose this information to you.

Although we will no longer be subject to the SEC’s rules and regulations, including the rules and regulations enacted as a result of the Sarbanes-Oxley Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company will continue to be regulated by the Federal Reserve Board and the Bank will continue to be regulated by the FDIC and the North Carolina Commissioner of Banks (“NCCOB”). We will also continue to be subject to the anti-fraud provisions of the federal securities laws and the securities laws of the State of North Carolina. The federal bank regulators, the SEC and the North Carolina Securities Administrator, as the case may be, will each retain authority to enforce these laws against us with respect to all of our outstanding stock, including the Common Stock and the Class A Common Stock.

In addition to the reduced availability of detailed information, the liquidity of the Common Stock and the Class A Common Stock you hold in the Company is likely to be further reduced if we are no longer a reporting company. There will be no public information available about trades involving the Company’s capital stock and all of our stock will only be tradable in privately negotiated transactions.

Q:           Why are you proposing the Amendment and the Reclassification?

A:            Our reasons for the Amendment and the Reclassification are based on:

•	the ongoing and prospective administrative burden and expense of making our periodic filings with the SEC and complying with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management and employees which arises from monitoring and complying with increasingly complex SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	the very limited trading volume of our Common Stock, the resulting lack of an active market for our shareholders and the absence of published research concerning our Company by stock analysts;

•	the fact that a “going private” transaction could be structured in a manner whereby all of our shareholders may retain an equity interest in the Company, and would not be forced out by means of a reverse stock split or other transaction;

•	the estimated expense of a “going private” transaction;

•	the fact that the Reclassification allows us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A Common Stock to retain an equity interest in our Company with what the Board believes is approximately the same value per share as holders of Common Stock;

•	the fact that our earnings have historically been sufficient to support our growth without the need to raise capital through the public capital markets; and

•	the fact that our holding company structure now allows us to raise additional capital for the Bank through borrowing money at the holding company level, which would not dilute the ownership interest of our then shareholders.

We considered that some of our shareholders may prefer that we continue as an SEC reporting company, which is a factor weighing against the Reclassification. However, we believe that the disadvantages and costs of continuing our reporting obligations with the SEC and continuing to comply with the Sarbanes-Oxley Act and provisions of the Dodd-Frank Act applicable to public reporting companies our size outweigh any advantages associated with doing so. See “Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation” beginning on page __.

When considering whether to recommend the Amendment and the Reclassification, the Board of Directors considered alternative methods of reducing our number of shareholders to allow us to suspend SEC reporting requirements, including open market repurchases, a tender offer and a reverse stock split. For a more detailed discussion of these alternative methods that were considered by our Board see “Background of the Reclassification” beginning on page __.

Based on a careful review of the facts and circumstances relating to the Reclassification, our Board of Directors believes that the Amendment and the terms and provisions of the Reclassification are substantively and procedurally fair to our shareholders, including our affiliated and unaffiliated shareholders, whether they will retain Common Stock or, at their election, will receive shares or Class A Common Stock or $12.75 per share for their Common Stock.

In the course of determining that the Amendment and the Reclassification are procedurally and substantively fair to and are in the best interests of our shareholders, including both affiliated and nonaffiliated shareholders who will hold shares of Class A Common Stock or receive cash for their shares, our Board considered a number of positive and negative factors affecting these groups of shareholders in making their determination. To review the reasons for the Reclassification in greater detail, please see “Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation” beginning on page __.

We expect that each of our directors and executive officers will own individually, or jointly with their spouse, more than 300 shares of Common Stock at the effective time of the Reclassification, and will therefore will continue to hold shares of Common Stock if the Reclassification is approved. These directors and executive officers collectively own [1,093,843] shares, or [30.8%], of the outstanding shares of our Common Stock.

Q:           What is the recommendation of our Board of Directors regarding the Amendment and Reclassification proposal?

A:            Our Board of Directors has determined that the Amendment and Reclassification are advisable and in the best interests of our shareholders. Our Board of Directors has unanimously approved the Amendment and the Reclassification and recommends that you vote FOR approval of this matter at the Annual Meeting.

Q:           What will I receive in the Reclassification?

A:            If you own in record name less than 300 shares of our Common Stock on the date of the Reclassification, you may elect to either (i) receive an equal number of shares of Class A Common Stock or (ii) make the Cash Election to receive $12.75 for each share of Common Stock you hold. If you elect to receive shares of Class A Common Stock, you will be asked to turn in your stock certificates for Common Stock so that we may issue you shares of Class A Common Stock.

In the event the proposal to approve the Amendment and effect the Reclassification is adopted and you elect to receive shares of Class A Common Stock:

•	you will receive no additional consideration for your shares of Common Stock when they are reclassified as shares of Class A Common Stock;

•	you will hold shares that may be less liquid than the shares you currently hold because there is no existing market, nor do we expect a market will develop, for our Class A Common Stock; however we intend to maintain lists of willing sellers and buyers of Class A Common Stock, just as we currently do for our Common Stock;

•	you will receive a security with no voting rights, except as required by law. Under North Carolina law, holders of Class A Common Stock will generally be entitled to vote as a separate voting group on proposals that will affect the Class A Common Stock, including transactions that will result in a change of control of the Company by merger, share exchange or otherwise; and

•	all of our shareholders will lose the benefits of holding securities registered under Section 12 of the Exchange Act.

In the event you make the Cash Election:

•	you will receive $12.75 per share for each of your shares of Common Stock; and

•	you will cease to be a shareholder of the Company with respect to the shares repurchased by the Company.

Q:          How do I elect to receive either the Cash Election price or shares of Class A Common Stock?

A:          If you own in record name less than 300 shares of our Common Stock on the date of the Reclassification, we will send you an election form. You must make your election regarding receipt of either $12.75 per share of Common Stock or Class A Common Stock on the election form that will be mailed to you separately. You may elect to receive either the Cash Election price or the Class A Common Stock in exchange for all of your shares of Common Stock held as of the date of the Reclassification. If you fail to timely return the election form or if you return the election form but fail to specify any election on the election form, you will be deemed to have elected to receive the Class A Common Stock in exchange for your Common Stock held as of the date of the Reclassification. For more information, see the section captioned “- Election Procedure,” beginning on page ___.

Q:           Is the Class A Common Stock being issued in reliance on an exemption from registration?

A:           We are issuing the shares of Class A Common Stock without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that exemption is available for the Reclassification because we are only issuing the Class A Common Stock to our holders of Common Stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange.

Q:           What are the terms of the Class A Common Stock?

A:            The following table sets forth the principal differences between our Common Stock and the Class A Common Stock:

	Common Stock	Class A Common Stock

Voting Rights	Unlimited voting rights, with each share being entitled to one vote
No voting rights, unless otherwise required by law. Under North Carolina law, holders of Class A Common Stock are generally entitled to vote as a separate voting group on proposals that will affect the Class A Common Stock, including transactions that will result in a change of control of the Company by merger, share exchange or otherwise.

Dividends	If and when declared by our Board of Directors	If dividends are declared on the Common Stock, the dividends payable on the Class A Common Stock shall be equal to $0.03 more than is declared and paid on the Common Stock

Liquidation Rights	Entitled to distribution of assets on same basis as holders of Class A Common Stock	Entitled to distribution of assets on same basis as holders of Common Stock

For a complete description of the terms of the Class A Common Stock, please refer to “Class A Common Stock to be Issued if the Amendment is Approved” beginning on page __.

Q:           Why is 300 shares the “cutoff” number for determining which shareholders will receive Class A Common Stock or cash in the amount of $12.75 per share, at the election of the relevant shareholders, and which shareholders will remain as Common Stock shareholders of the Company?

A:            The purpose of the Reclassification is to reduce the number of our record shareholders of our Common Stock to less than 1,200 and to have under 2,000 record shareholders of our Class A Common Stock, which will allow us to de-register as an SEC reporting company. Our Board selected 300 shares as the “cutoff” number in order to enhance the probability that after the Reclassification we will continue to have less than 1,200 record shareholders of our Common Stock and have less than 2,000 record shareholders of each of our Class A Common Stock so as to avoid triggering an obligation to resume reporting under the Exchange Act.

Q:           May I buy additional shares or consolidate my holdings in order to remain a holder of Common Stock in the Company?

A:            Yes, you may purchase additional shares or consolidate shares of Common Stock you own in separate names or separately with other family members. The key date for acquiring additional shares or consolidating your holdings is __________, 2016 assuming we file the Amendment with the North Carolina Secretary of State on that date. So long as you are able to acquire a sufficient number of shares of Common Stock so that you are the record owner of 300 or more shares by the date that we file our Amendment with the North Carolina Secretary of State (which we expect to be _____________, 2016), you will retain your shares of Common Stock and will not receive Class A Common Stock or cash in the Reclassification. Recent trades known to management of the Company were at $_____ per share. Due to the illiquidity of and very limited market for our Common Stock, however, it may be difficult for you to acquire the requisite number of shares of our Common Stock to avoid reclassification, particularly if you only own a small number of shares.

Q:           What if I hold my shares of Common Stock in “street name”?

A:            The Reclassification is being effected at the record shareholder level. This means that we will look at the number of shares registered in the name of a single holder to determine if that holder will be receiving, at the holder’s election, shares of Class A Common Stock or cash. It is important that you understand how shares that are held by you in “street name” will be treated for purposes of the Reclassification. If you have transferred your shares of our Common Stock into a brokerage or custodial account you are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our Common Stock that their clients have deposited with them through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 300 or more shares, then the shares registered in that nominee’s name will be completely unaffected by the Reclassification. If that single nominee is the record shareholder for less than 300 shares, then the shares registered in that nominee’s name either will be reclassified as shares of Class A Common Stock or repurchased at $12.75 per share, at the election of the nominee. Because the Reclassification only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 300 shares so long as the record holder of their shares owns 300 or more shares of Common Stock. At the end of the Reclassification, beneficial owners owning less than 300 shares of Common Stock will continue to beneficially own the same number of shares of our Common Stock as they did at the start of the Reclassification, even if the number of shares they own is less than 300 so long as the record holder of their shares owns 300 or more shares of Common Stock.

If you hold your shares in “street name,” you should talk to your broker, nominee, agent or custodian to determine how they expect the Reclassification to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the Reclassification, you may have no way of knowing whether you will continue to hold shares of Common Stock, or if you will have the right to elect to receive shares of Class A Common Stock or cash in the Reclassification until it is completed.

Q:           If my shares are held in “street name” by my broker, nominee, agent or custodian, will my broker, nominee, agent or custodian vote my shares for me?

A:           If you hold your shares of Common Stock in “street name” then you are not a record holder of our Common Stock and you may not vote directly on the Amendment or any other proposal to be considered at the Annual Meeting. You may, however, instruct the record holder of the shares you own in “street name” how you would like the shares you beneficially own voted, but your broker, nominee, agent or custodian will only be permitted to vote your shares if you specifically instruct them how to vote. You should follow the procedures provided by your broker, nominee, agent or custodian regarding the voting of your shares. If you do not instruct your broker, nominee, agent or custodian to vote your shares, your shares will not be voted and will have no effect on the Amendment, the election of directors, the ratification of the selection of the Company’s independent public accounting firm or the proposal to adjourn the Annual Meeting.

Q:           Will shares that I hold in my self-directed IRA be aggregated with shares I own in my own name outside of my IRA for purposes of determining whether I own 300 or more shares of Common Stock?

A:            No, shares that are owned by a custodian for your benefit in a self-directed IRA will not be aggregated with shares you own individually for purposes of determining whether you own 300 or more shares of Common Stock. Under SEC rules, custodians are considered a distinct holder of record for purposes of Sections 12(g) and 15(d) of the Exchange Act. Accordingly, even if your individual ownership and your IRA ownership total 300 or more shares in the aggregate, your shares of Common Stock held in your IRA either will be converted to shares of Class A Common Stock or cash, as elected by the custodian, in the Reclassification if your IRA account owns less than 300 shares of Common Stock. For example, if you individually own 150 shares of Common Stock and own 150 shares of Common Stock in an IRA account, all of your shares of Common Stock will either be converted into shares of Class A Common Stock or cash, depending on the elections made, if the Amendment is approved and the Reclassification occurs.

Q:           When is the Reclassification expected to be completed?

A:            If the proposed Amendment is approved at the Annual Meeting, we expect to complete the Reclassification as soon as practicable following the Annual Meeting. Although North Carolina law allows our Board to abandon the proposed Reclassification after shareholder approval but prior to filing the Amendment with the North Carolina Secretary of State, we have no plans to do so and see no circumstances that would cause the Board to abandon the Reclassification in the event the Amendment is approved by our shareholders.

Q:           What if the proposed Reclassification is not completed?

A:            It is possible that the proposed Reclassification will not be completed. The proposed Reclassification will not be completed if, for example, the holders of a majority of the number of shares of Common Stock present and voting at the Annual Meeting do not vote to adopt the Amendment. If the Reclassification is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:           What will happen if, through negotiated trades or through other transfers, the Company gains additional security holders requiring SEC registration?

A:            We are currently subject to the reporting obligations under Section 13(a) of the Exchange Act, which requires us to file periodic reports with the SEC, because our Common Stock is registered under Section 12 of the Exchange Act. Such registration is required under Section 12 because we have more than 1,200 holders of record of our Common Stock. If the shareholders approve the Amendment, our Common Stock will be held by less than 1,200 shareholders of record.

We may then file a Form 15 and terminate the registration of our Common Stock and the obligation to file Section 13(a) periodic reports arising under Section 12; however, our periodic reporting obligations arising under Section 15(d) of the Exchange Act, cannot be terminated, but can only be suspended. Therefore, if our shareholders of record for the Common Stock ever rise above 1,200 as of the last day of any fiscal year, then we will again be responsible for making filings in compliance with Section 15(d). This would require us to file periodic reports going forward and an annual report for the preceding fiscal year.

Q:           If the Amendment is approved, will we continue to have our annual financial statements audited and will shareholders receive information on our Company?

A:            Yes and yes. Even if we terminate our registration with the SEC, we will continue to have our annual financial statements audited and send out periodic information to our shareholders. This audit will be done on the same basis as the current audit of our financial statements except that the audit will be done in accordance with generally accepted auditing standards rather than the rules and regulations of the Public Company Accounting Oversight Board which will no longer be applicable to us. Periodic information distributed is expected to include shareholder letters, which letters currently include information updating our financial performance and any other news affecting the Company, such as new offices, acquisitions, economic updates or new product offerings. We also intend to continue to prepare and distribute audited annual financial statements to our shareholders. In addition, the Company and the Bank will still be required to file regulatory reports with our federal regulators, which reports will be publicly available.

Q:           Will I have appraisal or dissenters’ rights in connection with the reclassification transaction?

A:            No. Under North Carolina law, which governs the Reclassification, you are not entitled to appraisal or dissenters’ rights in connection with the Reclassification; however, if you are the record holder of less than 300 shares of Common Stock, you are entitled to make the Cash Election and receive $12.75 per share for your shares of Common Stock.

Q:           What are the tax consequences of the Reclassification?

A:            We believe that the Reclassification, if approved and completed, will have the following federal income tax consequences:

•	the Reclassification should result in no material federal income tax consequences to the Company;

•	those shareholders receiving Class A Common Stock for their shares of Common Stock will not recognize any gain or loss in the Reclassification, their basis in the Class A Common Stock will equal the basis in their shares of Common Stock, and their holding period for shares of Class A Common Stock will include the holding period during which their shares of Common Stock were held;

•	where Class A Common Stock is received for Common Stock in a tax-free recapitalization, we expect that the proceeds from a subsequent sale of the Class A Common Stock will be treated as capital gain or loss to most shareholders. However, the Class A Common Stock could be considered Section 306 stock as defined under the Internal Revenue Code of 1986, as amended (the “Code”), and in that case the proceeds from a subsequent sale of Class A Common Stock (i) will be treated as ordinary income (dividend income) to the extent that the fair market value of the shares sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had we distributed cash in lieu of stock; (ii) any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain; and (iii) no loss, if any, will be recognized. Under current tax law, if proceeds are treated as dividend income, such proceeds will be taxed at the same rates that apply to net capital gains (i.e., a maximum rate of 20%);

•	those holders of Common Stock who make a Cash Election and receive $12.75 per share for shares of Common Stock held as a capital asset will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the holder’s basis in those shares, provided that the payment is treated as an exchange pursuant to Section 302 of the Code, and not otherwise equivalent to a dividend. The capital gain or loss will be long-term capital gain (or loss) if the holder’s holding period for the repurchased shares is more than one year;

•	those holders of Common Stock who make a Cash Election and receive $12.75 per share for shares of Common Stock may recognize net investment income subject to a 3.8% tax on the difference between the amount of cash received and the holder’s basis in those shares provided that the holders adjusted gross income exceeds $200,000 ($250,000 if filing jointly). Net investment income is limited to the lesser of the net investment income or excess of adjusted gross income as defined in Section 1411 of the Code over the threshold amount of $200,000 ($250,000 if filing jointly); and

•	those shareholders continuing to hold Common Stock will not recognize any gain or loss or dividend income in connection with the Reclassification but will continue to recognize dividend income (and possibly net investment income) in connection with regular quarterly dividends.

For a description of the tax consequences of the Reclassification, see the section entitled “Material Federal Income Tax Consequences of the Reclassification,” beginning on page ___ of this Proxy Statement.

Because determining the tax consequences of the Reclassification can be complicated and depends on your particular tax circumstances, you should consult your own tax advisor to understand fully how the Reclassification will affect you.

Q:           Should I send in my stock certificates now?

A:            No. If you are the record holder of less than 300 shares of Common Stock, we will send you written instructions for exchanging your stock certificates for shares of Class A Common Stock or $12.75 per share of Common Stock. If you own in record name 300 or more shares of our Common Stock, you will continue to hold the same shares after the Reclassification as you did before and you will not need to send in your stock certificate(s) or take any other action after the Reclassification is effective.

Q:            Did the Board of Directors receive any fairness opinions or similar reports regarding the fairness of the Cash Election price?

A:            Yes. Our Board received the opinion of its financial advisor, Equity Research Services, Inc. (“Equity Research Services”) that as of the date of the opinion the Cash Election price ($12.75 per share) to be paid to certain of our shareholders for their Common Stock was fair, from a financial point of view, to all of the Company’s shareholders. We encourage you to read the entire written opinion, including its assumptions and limitations, which is attached as Appendix B to this Proxy Statement.

Q:           Do our directors and officers have different interests in the Reclassification?

A:           Possibly. You should be aware that our directors and executive officers have interests in the Reclassification that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the Reclassification.

We expect that all of our directors and executive officers will individually, or jointly with their spouse, own more than 300 shares of Common Stock at the effective time of the Reclassification, and will therefore continue as holders of Common Stock if the Amendment is approved and the Reclassification occurs. In addition, because there will be fewer outstanding shares of Common Stock, these directors and executive officers will own a larger relative percentage of the Common Stock on a post-transaction basis, which will continue to have exclusive voting control over the Company as compared to the shares of Class A Common Stock which will have no voting rights except as otherwise required by law. Under North Carolina law, holders of Class A Common Stock will generally be entitled to vote as a separate voting group on proposals that will affect the Class A Common Stock, including transactions that will result in a change of control of the Company by merger, share exchange or otherwise. As of the Record Date, our directors and executive officers collectively beneficially held [1,248,232] shares (including exercisable stock options and shares of Preferred Stock which are convertible into shares of Common Stock) or [33.7%] of our Common Stock. Based upon our estimates, taking into account the effect of the Reclassification on our outstanding shares of Common Stock as described above, the directors and executive officers will beneficially hold [34.7%] of our Common Stock (including exercisable stock options and shares of Preferred Stock which are convertible into shares of Common Stock) following consummation of the Reclassification.

Additionally, our directors and executive officers beneficially own [36,420] shares, or [19.2%], of our Series A Preferred Stock and [60,169] shares, or [33.2%], of our Series D Preferred Stock. Each share of Series A Preferred Stock is convertible into 2.2955 shares of Common Stock. Each share of Series D Preferred Stock is convertible into 1.10 shares of Common Stock. This represents a potential conflict of interest because our directors approved the Reclassification and are recommending that you approve it.

If the Reclassification is consummated, we will no longer be required to comply with many of the provisions of the Sarbanes-Oxley Act, which impose potentially greater liability on our directors and officers. For example, our CEO and CFO will no longer be required to certify as to the accuracy of our financial statements. In addition, our directors and executive officers will no longer be subject to liability for short-swing profits under Section 16 of the Exchange Act. Nor will we be required to make detailed disclosures to you about the background and business experience of our officers and directors or the compensation we pay to them. We will also no longer be required to disclose to you information about certain transactions that we may enter into with our officers and directors or members of their family or businesses that they own. Finally, our officers and directors will continue to be eligible for indemnification for their actions in accordance with our Articles of Incorporation, bylaws and North Carolina law, subject to limitation under federal banking laws and regulations, but will no longer be subject to any limitations on indemnification under public policies of the SEC.

Despite these potential conflicts of interest, our Board believes the proposed Reclassification is procedurally and substantively fair to all shareholders, including our affiliated and unaffiliated shareholders whether they will retain Common Stock, are issued Class A Common Stock or receive $12.75 per share of Common Stock, for the reasons discussed in this Proxy Statement.

Q:           How are you financing the Reclassification?

A:           We estimate that the total fees and expenses relating to the Reclassification will be approximately $70,000. This amount will be higher to the extent that shareholders make a Cash Election. We intend to pay these transaction amounts through available cash and, if necessary, dividends paid to us by the Bank. In structuring the terms of the transaction in a manner that shares of Common Stock may be either converted into shares of Class A Common Stock or repurchased for $12.75 per share, our Board believes that it has attempted to balance the interests of reducing our expenses in transitioning to a non-SEC reporting company while at the same time affording all shareholders the opportunity to retain an equity ownership interest in the Company.

Q:           Where can I find more information about the Company?

A:            We file periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available without charge, other than Internet access charges, at the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see “Where You Can Find More Information” on page __.

Q:           Who can help answer my questions?

A:           If you have questions about the Reclassification, or any other matter to be voted upon at the Annual Meeting, after reading this Proxy Statement or need assistance in voting your shares of Common Stock, you should contact _____________ at (336) ________.

PROPOSAL 1: AMENDMENT TO OUR ARTICLES OF
INCORPORATION AND RECLASSIFICATION

SPECIAL FACTORS

Overview of the Reclassification

This Proxy Statement is being furnished in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting of Shareholders at which our shareholders will be asked to consider and vote on a proposal to amend our Articles of Incorporation. If approved, the Amendment will provide for (i) the authorization of a new class of securities entitled Class A Common Stock, and (ii) the reclassification of shares of our Common Stock held by shareholders who own less than 300 shares as shares of Class A Common Stock except for those shares of Common Stock held by such holders who make a Cash Election. The Reclassification will be made on the basis of one share of Class A Common Stock as described above for each share of Common Stock held immediately prior to the Reclassification.

Record shareholders holding 300 or more shares of Common Stock immediately before the effective time of the Reclassification will hold the same number of shares of Common Stock following the Reclassification and record holders of less than 300 shares of Common Stock will no longer hold Common Stock in the Company. We intend, immediately following the Reclassification, to initiate efforts to terminate the registration of our shares of Common Stock under the Exchange Act, although we may be required to continue filing certain reports with the SEC for up to 90 days following termination of our registration requirement and possibly beyond that date until we file an annual report on Form 10-K for the year ending December 31, 2016. We intend to seek no-action relief from the SEC permitting us to avoid filing a Form 10-K for the year ended December 31, 2016, but cannot guarantee that the SEC will grant such relief.

If the Amendment is approved by our shareholders at the Annual Meeting and the Reclassification is implemented by our Board of Directors, the Reclassification will generally affect our shareholders as follows:

IF, ON THE DATE OF THE RECLASSIFICATION, YOU ARE A RECORD SHAREHOLDER WITH:	AFTER THE TRANSACTION:
300 or more shares of Common Stock:
Your shares of Common Stock will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will no longer make a market in our Common Stock. Sales may continue to be made in privately negotiated transactions.

Less than 300 shares of Common Stock and you do not make the Cash Election:
You will no longer hold shares of our Common Stock but, rather, will hold a number of shares of Class A Common Stock equal to the number of shares of Common Stock that you held of record before the Reclassification. It is not anticipated that an active trading market for these shares will develop. Sales may be made in privately negotiated transactions.

Common Stock held in “street name” through a nominee (such as a bank or broker):
Brokerage firms or custodians typically hold all shares of our Common Stock that their clients have deposited with those firms through a single nominee. If that single nominee is the record shareholder for 300 or more shares, then the shares registered in that nominee’s name will be completely unaffected by the reclassification transaction. If that single nominee is the record shareholder for less than 300 shares, then the shares registered in that nominee’s name, depending on the election made, either will be reclassified as shares of Class A Common Stock or repurchased by the Company for $12.75 per share. Because the Reclassification only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 300 shares. At the end of the Reclassification, these beneficial owners will continue to beneficially own the same number of shares of our Common Stock as they did at the start of the reclassification transaction, even if the number of shares they beneficially own is less than 300.

IF, ON THE DATE OF THE RECLASSIFICATION, YOU ARE A RECORD SHAREHOLDER WITH:	AFTER THE TRANSACTION:
Common Stock held in self-directed IRA:
Shares of Common Stock that are owned by a custodian for your benefit in a self-directed IRA will not be aggregated with shares you own individually for purposes of determining whether you own 300 or more shares of Common Stock. Under SEC rules, custodians are considered a distinct holder of record for purposes of Sections 12(g) and 15(d) of the Exchange Act. Accordingly, even if your individual ownership and your IRA ownership equal or exceed 300 shares in the aggregate, if separately those accounts own less than 300 shares of Common Stock, they will either, depending on the election made, be converted to shares of Class A Common Stock or repurchased by the Company for $12.75 per share.

The effects of the Reclassification on each group of shareholders are described more fully below under “- Effects of the Reclassification on Shareholders of the Company” beginning on page __ and the effects on the Company are described more fully below under “- Plans or Proposals” beginning on page __.

Background of the Reclassification

The Company was incorporated in 2003 and thereupon began complying with the Exchange Act, including preparing and filing periodic reports, including annual shareholder reports and proxy statements.

On April 5, 2012, President Obama signed the Jumpstart Our Business Startups Act, which we refer to as the JOBS Act, which, among other things, raised the threshold for the number of shareholders that a company must have to be required to register a class of securities and for banks and bank holding companies to deregister their securities under the Exchange Act. Specifically, the JOBS Act amended the Exchange Act, to permit banks and bank holding companies to deregister under the Exchange Act, if their shares are held by less than 1,200 record holders.

In light of the adoption of the JOBS Act, management of the Company discussed with the Company’s counsel the benefits and other costs of remaining public, the benefits and costs associated with various procedures for “going private,” including a stock repurchase, a reverse stock split, or a reclassification of the existing Common Stock into classes of stock that did not require registration.

At a series of meetings of our Board of Directors held in late 2015 and early 2016, the burdens and costs associated with being a public company and ways to better manage our large shareholder base and thinly traded Common Stock were further discussed. Over the course of these meetings, our Board had substantial discussions regarding the costs associated with going private and the ongoing costs of remaining an SEC-reporting company. The Board also discussed alternatives to a stock reclassification, including a tender offer, a stock repurchase on the open market or a reverse stock split whereby shareholders owning less than a certain number of shares would be “cashed out.” The approximate cost to cash-out enough holders of our Common Stock to bring the number of our record holders to around 833 (the number of record holders of our Common Stock that we anticipate to have following consummation of the Reclassification) would have been approximately $1.2 million (the purchase of approximately 102,920 shares of Common Stock at $11.25 per share, which is the weighted average price of the Common Stock for the 90 day period prior to January 15, 2016). The Board, however, preferred the Reclassification, including a repurchase election, because it allowed those shareholders affected by the Reclassification to choose to either maintain an equity position in the Company or liquidate their shares. An equity position in the Company would allow the shareholders to participate and share in any profits should a sale of the Company occur. At these meetings, the Board also considered the potential negative consequences of the Reclassification to our shareholders, and, in particular, the shareholders whose shares would be reclassified into Class A Common Stock or repurchased for cash. However, the Board believed that although our shareholders will lose the benefits of holding publicly registered stock and the Class A Common Stock will additionally lose their voting rights (except under certain circumstances), the Board concluded that the benefit of the Reclassification was that it would allow these shareholders affected by the Reclassification to choose to either receive the Class A Common Stock and maintain an equity position in the Company or choose to receive cash for their shares. Even with the reduced liquidity and no trading market for our Class A Common Stock, our Board believes maintaining an equity ownership interest in the Company will be beneficial because of the value a shareholder may receive for its shares in any future merger or sale of the Company. After these discussions, the Board instructed counsel and its independent accountants to proceed with attempting to reclassify our shares of Common Stock in order to no longer be a publicly reporting company. The Board’s decision was based on:

•	the ongoing administrative burden and expense of making our periodic filings with the SEC;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management and employees which arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	the very limited trading volume of our Common Stock and the resulting lack of an active market for our shareholders;

•	the fact that a “going private” transaction could be structured in a manner whereby all of our shareholders may choose to retain an equity interest in the Company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a “going private” transaction;

•	the fact that the Reclassification proposal allows us to discontinue our reporting obligations with the SEC, while still allowing those shareholders who choose to receive shares of Class A Common Stock to retain an equity interest in our Company at the same value per share as holders of Common Stock in the event of any sale of the Company;

•	the fact that our earnings have historically been sufficient to support our growth without the need to raise capital through the public capital markets; and

•	the fact that our holding company structure now allows us to raise additional capital for our bank subsidiary through additional borrowings, which would not dilute the ownership interest of our shareholders.

We do not currently have and do not anticipate having a significant need for access to additional capital, and the additional costs associated with being an SEC reporting company are significant. Although management took into account the fact that in the event we are no longer public, our shares may be even less liquid than they are now, because our shares are not listed on an exchange currently, being public does not materially enhance the liquidity of our stock. Therefore, our management concluded that we should reduce the number of shareholders of record holding Common Stock to below 1,200. After analyzing our shareholder list, management estimated that approximately 580 shareholders would be affected if 300 shares were selected as the “cutoff” number, so reducing the number of our record holders of Common Stock to around 833. Our Board of Directors selected 300 shares as the “cutoff” number in order to enhance the probability that after the Reclassification we will continue to have less than 1,200 record shareholders of our Common Stock and have less than 2,000 record shareholders of each of our Class A Common Stock so as to avoid triggering an obligation to resume reporting under the Exchange Act.

In considering the Reclassification, our Board of Directors considered various alternative transactions with the goal of reducing the number of shareholders below the level requiring reporting with the SEC, including a reverse stock split in which shareholders owning below a certain number of shares would have their shares cashed out; an open market repurchase of outstanding shares; and a tender offer to our shareholders. The Board of Directors chose the Reclassification because it believed that these other methods would be more costly to the Company than the Reclassification and that the likelihood of reducing the number of record shareholders below the required threshold through a tender offer or open market repurchase was low. Further, the Board of Directors chose the Reclassification over these other transactions because it would allow all of the Company’s shareholders to retain an equity interest in the Company and allow each shareholder, including those holding Class A Common Stock, to receive the same per share consideration in the event of a sale of the Company.

Because our Board members would be treated the same as our other shareholders in the Reclassification and no consideration had been given to the share cutoff number relative to the share ownership of the Board members, the Board did not form an independent special committee to evaluate the Reclassification. The Board discussed requiring approval of the Reclassification by a majority of unaffiliated shareholders and considered the fact that the interests of the shareholders receiving shares of Class A Common Stock or cash, at their election, are different from the interests of the shareholders continuing to own Common Stock and may create actual or potential conflicts of interest in connection with the Reclassification. However, because affiliated and unaffiliated shareholders would be treated identically in terms of the approval process of the Reclassification, the Board believed a special vote of the unaffiliated shareholders was not necessary.

The Company engaged Equity Research Services to provide guidance as to a range of fair value for the Common Stock and to render an opinion of the fairness to the Company’s shareholders, from a financial viewpoint, of the Cash Election price. Equity Research Services advised the Board that, after considering the historical performance of the Company, trading characteristics of the common stock, various pricing multiples and financial ratios, pro-forma earnings and discounted cash flow analysis, in its opinion, $12.50 to $13.00 per share was a reasonable range of fair value prices for the Common Stock. After considering the guidance provided by Equity Research Services and based on the information available to the Board at that time, our Board established a Cash Election price of $12.75 per share. Equity Research Services subsequently delivered its written opinion dated January 29, 2016 to the Board that as of such date, the Cash Election price of $12.75 per share was fair, from a financial point of view, to all of the Company’s shareholders. See “- Opinion of Financial Advisor” beginning on page __ for details of the analysis performed by Equity Research Services and considered by our Board. We encourage you to read the entire written opinion, including its assumptions and limitations, which is attached as Appendix B to this Proxy Statement.

Our Board of Directors unanimously approved the proposed Amendment to authorize shares of Class A Common Stock and to reclassify our outstanding shares of Common Stock as follows: shareholders holding 300 shares of Common Stock or more will continue to be classified as holders of Common Stock; and shareholders of Common Stock holding less than 300 shares will be offered the choice of having their shares reclassified as Class A Common Stock or receiving $12.75 per share. The approval of the Amendment and the Reclassification was based upon the factors discussed above.

Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation

Reasons for the Reclassification

Our shares of Common Stock are registered with the SEC because we have over 500 common shareholders of record and more than $10 million in total assets. As a locally owned community bank holding company whose shares are not listed on any exchange, we have incurred the costs associated with being a public company, while not enjoying many of the benefits associated with being a public company.

On April 5, 2012, President Obama signed the JOBS Act, which, among other things, raised the threshold for the number of shareholders that a company must have to be required to register a class of securities and for banks and bank holding companies to deregister their securities under the Exchange Act. Specifically, the JOBS Act amended the Exchange Act to permit banks and bank holding companies to deregister under the Exchange Act if their shares are held by less than 1,200 record holders. In November 2015 our Board began to discuss the currently proposed Reclassification. We are undertaking the Reclassification at this time to end our SEC reporting obligations in order to save the Company and our shareholders the substantial costs associated with being a reporting company, which costs are only expected to increase over time. The specific factors considered in electing at this time to undertake the reclassification transaction and become a non-SEC reporting company are as follows:

•	We estimate that we will eliminate costs and avoid immediately anticipated future costs of approximately $170,000 annually by eliminating the requirement to make periodic reports and reducing the expenses of mandatory shareholder communications. These expenses include legal expenses ($8,500), accounting and other expenses related to filing our periodic reports ($53,450), printing and postage ($12,000), and software and data processing ($25,000) necessitated by a large group of shareholders that hold a small interest in the outstanding shares of Common Stock. We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($71,050) spent on reporting and securities law compliance matters. Although we plan to have our financial statements audited going forward and will prepare an annual update of our results for our shareholders, we expect these costs to be approximately $49,000 per year, which is less than our current costs of approximately $106,000 per year. These savings relate to the elimination of the review by our auditors of our quarterly and annual reports to the SEC and the elimination of the audit of our assessment of the effectiveness of our internal control over financial reporting by our auditor.

•	We believe that, as a result of the disclosure and procedural requirements resulting from the Sarbanes-Oxley Act, the legal, accounting and administrative expense, and diversion of our Board of Directors, management and staff effort necessary to continue as an SEC reporting company will continue to increase, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with Company financial information by disseminating quarterly and annual newsletters and financial summaries, but, as noted above, the costs associated with these reports are substantially less than those we incur currently.

•	In our Board of Directors’ judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight, and the requirement that portions of our annual and quarterly filings with the SEC be tagged in XBRL format, given the low trading volume in our Common Stock and given that we believe that our earnings are sufficient to support our expected growth and we therefore do not depend on raising capital in the public equity market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that our holding company structure allows us access to adequate sources of additional capital, whether through bank borrowings or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive.

•	Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly complex and frequently changing SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate.

•	The Reclassification will allow us to discontinue our reporting obligations with the SEC, and allows those shareholders who choose to receive shares of Class A Common Stock to still retain an equity interest in the Company and therefore participate at the same value per share as holders of Common Stock in the event of any sale of the Company.

•	Completing the Reclassification at this time will allow us to begin to realize the cost savings, and will allow our management to redirect its focus to our customers and communities.

We considered that some shareholders may prefer that we continue as an SEC reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. Historically, our shares of Common Stock have been inactively traded. For example, for the 12 month period ended January 15, 2016, only 158,000 shares, or approximately 4.5% of our outstanding shares of Common Stock, were traded; and for the 12 month period ended January 15, 2015, only 54,000 shares, or approximately 1.5% of our outstanding shares of Common Stock were traded. Also, we have no present intention to raise capital through sales of equity securities in a public offering in the future or to acquire other business entities using shares as the consideration for such acquisition. Accordingly, we are not likely to make use of the primary advantages that our status as an SEC reporting company may offer.

We also note that quarterly financial information, including income statements and a balance sheet, for the Company and the Bank, is and will continue to be available online at the website of the Federal Reserve Board and the FDIC, respectively. In addition, we intend to continue to provide audited annual financial statements to all shareholders.

Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, we do not have any other purpose for engaging in the Reclassification at this particular time.

In view of the wide variety of factors considered in connection with its evaluation of the Reclassification, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations.

The Reclassification, if completed, will have different effects on the holders of Common Stock and those electing to receive shares of Class A Common Stock. You should read “- Our Position as to the Fairness of the Reclassification” beginning on page __ and “- Effects of the Reclassification on Shareholders of the Company” beginning on page __ for more information regarding these effects of the reclassification transaction.

We considered various alternative transactions to accomplish our objective of “deregistering” with the SEC, including a tender offer, a share repurchase on the open market or a reverse stock split whereby shareholders owning less than a certain number of shares would be “cashed out.” We ultimately elected to proceed with the Reclassification because the alternatives would be more costly, might not have reduced the number of shareholders of record below 1,200 and would not allow all shareholders the opportunity to retain an equity interest in the Company. We have not sought, and have not received, any firm proposals from third parties for any business combination transactions, such as a merger, or sale of all or substantially all of our assets. Our Board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. In addition, the enactment of the JOBS Act in April 2012, which, among other things, raised the threshold for the number of shareholders that a company may have to be able to deregister its securities under the Exchange Act, made such a reclassification transaction more feasible for us than under prior law. Our Board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced. See “- Purpose and Structure of the Reclassification” beginning on page __ for further information as to why this reclassification transaction structure was chosen.

Our Position as to the Fairness of the Reclassification

Based on a careful review of the facts and circumstances relating to the Reclassification, our Board of Directors, on behalf of the Company, believes that the Reclassification, including all its terms and provisions, is substantively and procedurally fair to our unaffiliated shareholders. The Board also adopted the analysis of Equity Research Services in reaching its fairness determination as to the Cash Election price and adopts the discussion set forth under “- Opinion of Financial Advisor” beginning on page __. Our Board of Directors unanimously approved the Amendment and the Reclassification and has recommended that our shareholders vote FOR the Amendment necessary to effect the Reclassification.

Substantive Fairness

In concluding that the terms and conditions of the Rule 13e-3 transaction and the Reclassification are substantively fair to unaffiliated shareholders, our Board of Directors, on behalf of the Company, considered a number of factors. In its consideration of both the procedural and substantive fairness of the transaction, our Board considered the potential effect of the transaction as it relates to all shareholders generally, to shareholders electing to receive Class A Common Stock, to shareholders electing to receive cash for their shares, and to shareholders continuing to own shares of Common Stock. See “- Effects of the Reclassification on Shareholders of the Company” beginning on page __.

The factors that our Board of Directors considered positive for all shareholders, including those that will continue to hold Common Stock, those that elect to have their shares converted into Class A Common Stock, and those who elect to receive $12.75 per share, include the following:

•	our Common Stock trades infrequently, with (i) only 58 reported trades occurring within the 12 month period ended January 15, 2015, involving only 54,000 shares, or approximately 1.5% of our outstanding Common Stock, and (ii) only 158,000 reported trades occurring within the 12 month period ended January 15, 2016, involving only 158,000 shares, or approximately 4.5% of our outstanding Common Stock, volumes that our Board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares;

•
our smaller shareholders who prefer to remain as holders of Common Stock of the Company, may elect to do so by acquiring sufficient shares or consolidating shares of Common Stock held in different names or separately with other family members so that they hold at least 300 shares of Common Stock in their own names immediately prior to the Reclassification. The price to purchase 300 shares (using a price of [$10.85] per share, which is the last known trade for our Common Stock) is [$3,255]; provided, however, that the actual cost to acquire a total of 300 shares could be less due to the fact that a shareholder would already own some shares; and provided further, that it may be difficult to acquire a sufficient number of our shares of our Common Stock due to its very low illiquidity and because our shares are not listed or quoted on an exchange;

•	beneficial owners who hold their shares in “street name,” who would receive shares of Class A Common Stock if they were record owners instead of beneficial owners, and who wish to receive shares of Class A Common Stock as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of Class A Common Stock or cash for such shares at their election;

•	shareholders receive limited benefit from our being an SEC reporting company because of our small size, the absence of analyst coverage and the very limited trading of our Common Stock compared to the costs associated with the disclosure and procedural requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, in addition to the legal, accounting and administrative costs in being a public company; accordingly we believe that the costs to our shareholders of being a public company are not commensurate with the benefits to our shareholders of being a public company;

•	all shareholders will realize the potential benefits of termination of registration of our Common Stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements; and

•
certain North Carolina statutory anti-takeover law provisions that might otherwise discourage future takeover attempts, reduce the value of our Common Stock and render the removal of our Board of Directors or management more difficult will no longer be applicable.

In addition to the positive factors applicable to all of our shareholders set forth above, the factors that our Board of Directors considered positive for those shareholders who elect to receive Class A Common Stock included:

•	the Amendment specifically provides that shares of Common Stock and Class A Common Stock shall be entitled to receive the same consideration per share in any merger, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property;

•	the holders of Class A Common Stock would receive a premium on any dividends paid to holders of Common Stock of $0.03 per share; and

•	no brokerage or other transaction costs are to be incurred by them in connection with the reclassification of their shares of Common Stock into Class A Common Stock.

Also, the Board considered the following as positive factors for shareholders who make a Cash Election:

•	the ability of our smaller shareholders to elect to receive cash for their shares of Common Stock whereas it is ordinarily difficult for shareholders to sell their shares due to the illiquidity of and very limited market for our Common Stock;

•
Equity Research Services noted in its analysis that the Cash Election price of $12.75 per share resulted in price to book value, price to tangible book value, price to latest 12 months (“LTM”) earnings and price to LTM core earnings ratios that were above the medians for all of the peer groups considered by Equity Research Services;

•
Equity Research Services calculated the weighted average price per share of Common Stock to be $11.76, $11.34 and $11.25 for the prior 12 months, six months and ninety days, respectively, ended January 15, 2016, each of which are significantly below the Cash Election price of $12.75 per share;

•	Equity Research Services calculated that the range of values implied by its discounted cash flow analysis was between $9.39 and $14.05 per share; and

•	Equity Research Services delivered a written opinion to the Board of Directors that the Cash Election price of $12.75 per share is fair, from a financial point of view, as of the date of the opinion to the Company’s shareholders;

Our Board considered each of the foregoing factors to weigh in favor of the substantive fairness of the Reclassification to all of our shareholders, including our affiliated and unaffiliated shareholders, whether they will retain Common Stock, are issued Class A Common Stock or elect to receive $12.75 per share.

Our Board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the Reclassification to our unaffiliated shareholders who elect to receive Class A Common Stock. In particular, the factors that our Board of Directors considered as potentially negative for those shareholders receiving Class A Common Stock included:

•	they will be required to surrender their shares involuntarily in exchange for the Class A Common Stock, although they will still have the opportunity to participate in any future growth and earnings of the Company; and

•	they will lose voting rights except in certain limited situations, which loss may result in making these shares of Class A Common Stock less valuable; although the Board considered the potential loss in value, the Board took into account the fact that the premium on the dividends for the Class A Common Stock may have the countervailing effect of making these shares more valuable.

The factors that our Board of Directors considered as potentially negative for all shareholders included:

•	following the Reclassification, there will continue not to be a public market in any of the Common Stock or the Class A Common Stock, and shares of each will continue to be tradable only in privately-negotiated transactions. Since each class will have fewer holders than currently held Common Stock, sales or purchase of shares of each class may be more difficult to accomplish;

•	shareholders will have reduced access to our financial information as well as information regarding our executive compensation programs and the compensation paid to our directors and executive officers once we are no longer an SEC reporting company, although we do intend to continue to provide all shareholders with quarterly and annual newsletters and financial information and periodic information (e.g., shareholder letters which would include information updating our financial performance and any other material development affecting the Company, such as new offices, acquisitions, or new product offerings) and the Bank will continue to file its call reports on a quarterly basis with the FDIC;

•	shareholders will lose certain statutory safeguards since we will no longer be subject to many of the requirements of the Sarbanes-Oxley Act, which, among other things, require our CEO and CFO to certify as to our financial statements and internal controls over financial reporting and as to the accuracy of our reports filed with the SEC;

•	following the Reclassification, we will no longer be required to disclose to shareholders whether we have entered into any related party transactions with our directors or affiliates, although we will continue to be subject to regulations with respect to loans between the Bank and its directors and officers;

•	shareholders will lose certain protections currently provided under the Exchange Act, such as limitations on short-swing purchase/sale transactions in the Common Stock by executive officers and directors under Section 16 of the Exchange Act; and

•	following the Reclassification, we will no longer be required to disclose to shareholders whether our Board of Directors or certain committees of our Board are made up of independent directors, although we presently have no intention to change the composition of our Board.

Our Board of Directors believes that these potentially countervailing factors did not, individually or in the aggregate, outweigh the overall substantive fairness of the Reclassification to our unaffiliated shareholders and that the foregoing factors are outweighed by the positive factors previously described.

Our Board of Directors believes that the exchange of one share of Common Stock for one share of Class A Common Stock is fair to our unaffiliated shareholders who elect to receive shares of Class A Common Stock. In concluding that the one-for-one exchange ratio is fair to our unaffiliated shareholders, our Board of Directors considered the following factors:

•	With respect to the value placed on voting rights, the Board believes that the difference in value created from the Reclassification between the Common Stock with voting rights and the Class A Common Stock with limited voting rights is minimal because the holders of Common Stock whose shares may be converted into Class A Common Stock in the Reclassification currently own a minority of our shares, representing approximately 2.9% of the outstanding shares of Common Stock and voting rights. Conversely, the holders of our Common Stock whose shares will remain shares of Common Stock following the Reclassification currently own shares representing approximately 97.1% of the outstanding voting rights, so after the Reclassification, those holders of Common Stock will continue to control the votes cast on matters presented to the holders of Common Stock.

•	The Board’s belief that any potential decrease in value from the exchange of Common Stock for Class A Common Stock associated with the loss of voting rights (except in certain limited situations) is offset by holders of Class A Common Stock receiving a $0.03 per share premium on dividends paid to holders of Common Stock.

•	Our smaller shareholders who believe neither the one-for-one exchange ratio of their shares of Common Stock into Class A Common Stock nor the $12.75 per share is acceptable or fair to them, or otherwise prefer to remain holders of Common Stock after the Reclassification, may elect to do so by acquiring a sufficient number of shares so that they hold of record at least 300 shares of Common Stock immediately prior to the Reclassification.

•	Our shareholders who prefer to receive a premium on dividends in lieu of voting rights, may elect to do so by selling a sufficient number of shares so that they hold of record less than 300 shares of Common Stock immediately prior to the Reclassification and elect to receive shares of Class A Common Stock in the Reclassification.

In reaching a determination as to the substantive fairness of the Reclassification, the Board did not consider the liquidation value of the Company’s assets to be a representative value to determine the fairness of the Cash Election price as it would likely result in a price below book value and tangible book value. Neither did our Board consider any repurchases by the Company or any other report, opinion or appraisal or firm offers by unaffiliated parties within the past two years (since there were none).

Procedural Fairness

We believe that the Reclassification is procedurally fair to all of our unaffiliated shareholders. In concluding that the Reclassification, including the elections offered to choose to receive Class A Common Stock or $12.75 per share, is procedurally fair to our unaffiliated shareholders, our Board of Directors, on behalf of the Company, considered a number of factors.

The factors that our Board of Directors considered positive for all shareholders included the following:

•	the Reclassification is being effected in accordance with all applicable requirements of North Carolina law and the federal securities laws;

•	the Reclassification will require the affirmative votes of the record holders of a majority of the number of shares of Common Stock present and voting at the Annual Meeting;

•	because our Board members would be treated the same as our other shareholders in the Reclassification and no consideration had been given to the share cutoff number relative to the share ownership of the Board members, our Board did not form an independent special committee to evaluate the Reclassification, as the Board was able to adequately balance the competing interests of the shareholders in accordance with their fiduciary duties;

•	management and our Board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical and more expensive than the Reclassification, involving a cash-out of certain of our shareholders, or potentially less attractive in achieving the goals of allowing shareholders to elect to retain the benefits of an ongoing economic interest in the Company while at the same time, eliminating the costs and burdens of public company status; and

•	shareholders will have the opportunity to determine whether or not they will remain shareholders owning solely Common Stock, or will own shares of Class A Common Stock or receive $12.75 per share, depending on the election made, after the Reclassification by acquiring sufficient shares (including by consolidating ownership of multiple accounts) so that they hold of record at least 300 shares of Common Stock immediately prior to the Reclassification or selling sufficient shares so that they hold of record less than 300 shares of Common Stock immediately prior to the Reclassification, so long as they act sufficiently in advance of the Reclassification so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on ___________, 2016, the expected effective date of the Reclassification. (The last known bona fide trade price for our Common Stock was [$10.85] per share.)

Our Board of Directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the Reclassification to all of our unaffiliated shareholders, whether they are receiving shares of Class A Common Stock or $12.75 per share, depending on the election made, or will continue to hold shares of Common Stock.

The Board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect shareholders receiving Class A Common Stock, those electing to receive $12.75 per share and those continuing to own Common Stock to the same degree, on the procedural fairness of the Reclassification:

•	although the interests of shareholders receiving shares of Class A Common Stock or $12.75 per share in cash are different from the interests of shareholders continuing to own Common Stock and may create actual or potential conflicts of interest in connection with the reclassification transaction, neither the full Board nor any of the independent directors retained an independent, unaffiliated representative to act solely on behalf of the shareholders receiving shares of Class A Common Stock or cash, depending on the election made, for the purpose of negotiating the terms of the reclassification transaction or preparing a report concerning the fairness of the reclassification transaction; and

•	we did not solicit any other financial institutions to obtain their level of interest in acquiring the Company.

Our Board of Directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the Reclassification to our unaffiliated shareholders, whether they will be receiving shares of Class A Common Stock or $12.75 per share, or will continue to own shares of Common Stock, and the foregoing factors are outweighed by the procedural safeguards previously described. In particular, with reference to the lack of a special committee, the Board felt that the consideration of the Reclassification by the full Board, whose only conflicts of interest are (i) a relatively insignificant increase in aggregate beneficial ownership of the outstanding Common Stock following the reclassification transaction (equaling an increase of 0.9%, from 30.8% to 31.7% in total beneficial ownership for all directors and executive officers, excluding stock options and convertible Preferred Stock) and (ii) the fact that we expect that each of our directors, individually or together with his or her spouse, will own more than 300 shares of Common Stock at the effective time of the Reclassification and will, therefore, continue as holders of Common Stock if the Reclassification is approved, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an independent fairness advisor.

In addition, our Board concluded that the fact that shareholders who elect to receive Class A Common Stock would continue to retain an ongoing economic interest in the Company and are required to receive the same consideration as the Common Stock in any merger, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, and also would receive a $0.03 per share premium to holders of Common Stock in any payment of dividends by the Company, presented sufficient protection in value to such shareholders.

The Board also considered the difference in value between the Common Stock with voting rights and Class A Common Stock with limited or no voting rights not to be material since the holders of Common Stock whose shares would be converted into Class A Common Stock in the Reclassification currently beneficially own a small minority of our shares, or approximately 2.9% of the outstanding shares of Common Stock and voting rights, excluding stock options and convertible Preferred Stock. Conversely, the holders of the outstanding shares of Common Stock whose shares will continue as Common Stock after the Reclassification currently beneficially own shares representing approximately 97.1% of the outstanding voting rights, excluding stock options and convertible Preferred Stock, so after the Reclassification those holders of Common Stock will continue to control the shareholder vote of the Company as they do currently.

We therefore believe that the Reclassification is substantively and procedurally fair to all our shareholders, including our affiliated and unaffiliated shareholders whether they will retain Common Stock or will receive Class A Common Stock or $12.75 per share, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the factors that we considered led us to believe that the reclassification transaction is unfair to any of our shareholders.

Board Recommendation

Our Board of Directors believes the terms of the Reclassification is fair and in the best interests of our unaffiliated shareholders and unanimously recommends that you vote FOR the proposal to adopt the Amendment that will allow us to effect the Reclassification.

Opinion of Financial Advisor

Overview

Our Board of Directors retained Equity Research Services to render an opinion of the fairness to the Company’s shareholders, from a financial viewpoint, of the Cash Election price payable to certain holders of Common Stock in connection with the proposed Reclassification. Equity Research Services delivered its written opinion dated January 29, 2016 to the Board that as of such date, the Cash Election price of $12.75 per share offered to shareholders electing to sell their shares of Common Stock (instead of exchanging their shares of Common Stock for shares of Class A Common Stock), was fair, from a financial point of view, to all of the Company’s shareholders.

In connection with providing its fairness opinion and other services rendered in connection the Reclassification, Equity Research Services received no specific instructions from our Board other than to provide the Board with an opinion stating whether or not the Cash Election price would be fair to the Company’s shareholders from a financial point of view. No limitation was imposed on Equity Research Services with respect to the scope of Equity Research Services’ investigation in rendering its services.

A copy of Equity Research Services’ written opinion dated January 29, 2016, which sets forth the assumptions made, matters considered and extent of review by Equity Research Services, is attached to this Proxy Statement as Appendix B. The following summary of Equity Research Services’ opinion is qualified in its entirety by reference to the full text of the opinion. Equity Research Services’ opinion is addressed to the Board and does not constitute a recommendation to any shareholder as to how a shareholder should vote at the Annual Meeting with regard to the Reclassification or whether a shareholder should elect to receive the Cash Election price.

Background of Equity Research Services

Equity Research Services, as a customary part of its financial advisory and appraisal business, is engaged in the analysis and valuation of financial institutions and their securities in connection with, among other things, investor relations, equity research and mergers and acquisitions. In conducting its investigation and analysis of the terms of the Reclassification, Equity Research Services interviewed senior management of the Company to discuss its operations, historical financial statements, strategic plans and future prospects. Equity Research Services reviewed and analyzed, among other things: (i) the terms of the Reclassification, as set forth in the Amendment; (ii) the Company’s Annual Report to Shareholders and Financial Statements for each of the three years ended 2012, 2013 and 2014 and preliminary financial statements for the year ended December 31, 2015; (iii) the Company’s quarterly reports and financial statements for the three, six and nine month periods ending March 31, June 30 and September 30, 2013, 2014 and 2015, respectively; (iv) the Company’s proxy statements for its 2013, 2014 and 2015 Annual Meetings of Shareholders; (v) certain information regarding the historical record of reported prices, trading activity and dividend payments of the Common Stock; (vi) certain reported financial terms of selected recent going private transactions which Equity Research Services deemed to be relevant, (vii) publicly available business financial information regarding the Company, (viii) certain financial information and financial forecasts related to the Company prepared by management with respect to the Recapitalization, (ix) discussions with management regarding the background of the Reclassification, the expected Cash Election price ($12.75 per share), reasons and basis for the Reclassification and management’s opinion of future business prospects for the Company; and (x) other studies, analyses and investigations, particularly of the banking industry, and such other information as Equity Research Services deemed appropriate.

With the consent of the Company, Equity Research Services assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with Equity Research Services, and Equity Research Services has undertaken no duty or responsibility to, nor did it, independently verify any of such information. In addition, Equity Research Services has not obtained or made an independent appraisal of the assets and liabilities (contingent or otherwise) of the Company. Equity Research Services is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses. Accordingly, Equity Research Services has assumed that such allowances for losses are in the aggregate adequate to cover such losses. With respect to any financial forecasts and any other information and data provided to or otherwise reviewed by or discussed with Equity Research Services, Equity Research Services has assumed that such information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and Equity Research Services has relied upon the Company to advise Equity Research Services promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Equity Research Services expresses no opinion with respect to the financial forecasts or other data provided, or the assumptions on which they are based.

The Company has agreed to pay Equity Research Services a fee of $25,000 as compensation for financial advisory services rendered in connection with the Reclassification. In addition, the Company has agreed to reimburse Equity Research Services for all reasonable expenses, incurred by it on the Company’s behalf, and to indemnify Equity Research Services against certain liabilities, including those which may arise under the federal securities laws. No material relationship has existed within the past two years between the Company, Equity Research Services or any of their respective affiliates.

In connection with rendering its opinion to the Board, Equity Research Services performed a variety of financial and comparative methodologies, which are summarized briefly below. Moreover, Equity Research Services believes that these analyses must be considered as a whole and that selecting portions of them and the factors considered by Equity Research Services, without considering all of those analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of Equity Research Services’ written opinion as to fairness, from a financial point of view, that is based on those analyses. The preparation of a financial advisor’s opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of those analyses. Any estimates in Equity Research Services’ analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals, nor do they necessarily reflect the prices at which a company or its respective securities may actually be sold. No particular individual analysis performed by Equity Research Services was assigned a greater significance by Equity Research Services than any other in forming its written opinion.

The written opinion dated January 29, 2016 provided by Equity Research Services to the Board was necessarily based upon economic, monetary, financial market and other relevant conditions as of the date of the opinion in question. Accordingly, the opinion states that although subsequent developments may affect the opinion, Equity Research Services does not have any obligation to further update, revise or reaffirm its opinion.

For the purposes of rendering its written opinion, Equity Research Services assumed that (i) the Reclassification will be consummated in accordance with the terms set forth in the preliminary and final Proxy Statements describing the Reclassification, as well as any other written representations from the Company describing the Reclassification, without any waiver of its material terms or conditions, and that obtaining the necessary shareholder approvals for the Reclassification will not have an adverse effect on the Company and (ii) the Reclassification is consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Equity Research Services was not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Reclassification. Equity Research Services expressed no opinion as to whether any alternative transaction might produce consideration for the holders of the Common Stock in an amount in excess of that contemplated in the Reclassification.

The following is a summary of Equity Research Service’s analyses.

Historical Trading Price and Volume

Equity Research Services reviewed the trading volume and closing prices of the Common Stock (which is quoted on the OTC Pink® marketplace under the symbol “SRYB”) on each day during the 12 months prior to January 15, 2016 on which a trade had been reported. In analyzing this trading history, Equity Research Services calculated the weighted average price per share to be $11.76, $11.34 and $11.25 for the prior 12 months, six months and ninety days, respectively, ended January 15, 2016. Equity Research Services noted that during the 12 months ended January 15, 2016, the Common Stock was traded approximately 125 of the approximately 250 potential trading days. The average daily trading volume of the Common Stock was approximately 630, 1,060 and 1,970 shares during the 12 month, six month and ninety day periods ending January 15, 2016. The total number of shares traded during the 12 month period ended January 15, 2016 was approximately 158,000. In the five, 10 and 20 days preceding January 15, 2016, the total cumulative shares traded were approximately 1,100, 1,600 and 2,900, respectively. While the Common Stock does not trade on a daily basis in the market, it was Equity Research Services’ opinion that the trading volume was of a sufficient amount and frequency to be given consideration in reaching its written opinion.

Historical Performance of the Bank Equity Market

Equity Research Services also considered the performance of the markets for bank equities over the three year period ended January 15, 2016. Equity Research Services compared the market performances of the Standard and Poor’s 500 Index; the index of all publicly traded banks in the United States; all publicly traded bank institutions in the Southeast, and all publicly traded bank institutions in the United States with assets below $500 million (as identified by SNL Financial, L.C.). During this period the Standard and Poor’s Index, the index of all U.S. banks, the index of all Southeast U.S. banks and the index of all U.S. banks with assets below $500 million increased 28%, 24%, 24% and 52%, respectively. In other words, all of the market indices increased in value over the three years ending January 15, 2016, with smaller banks experiencing the higher price appreciation. The Common Stock increased approximately 35% over this same period, which was above the rates for three of the indices considered, and was between the rate for all U.S. Southeast banks and all U.S. banks with assets less than $500 million.

Comparable Company Analysis

Equity Research Services also engaged in several analyses which compared certain Company pricing ratios to larger peer groups. It later identified a more specific peer group of 11 companies deemed relevant and looked at historical pricing and other ratios to consider the Common Stock value.

To the extent any comparisons were done with peer groups, Equity Research Services noted that no peer group or member of any peer group was identical to the Company. As a result, Equity Research Services’ analyses with respect to the Reclassification were not intended to be purely mathematical. Rather, Equity Research Services considered complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which the Company is being compared in the course of delivering its report and written opinion to the Board.

First, Equity Research Services selected six peer groups having one or more common characteristics with the Company. These peer groups included (i) all publicly traded bank institutions in the United States as identified by SNL Financial, L.C., (ii) all publicly traded banks in the five states of North Carolina, South Carolina, Tennessee, Virginia and Georgia, (iii) all banks in the United States with assets between $100 million and $500 million, (iv) all U.S. banks with returns on average common equity between 7.0% and 12.0%, (v) all U.S. banks with returns on average assets between 1.00% and 1.50%, and (vi) all U.S. banks with ratios of tangible equity to tangible assets being between 10.0% and 15.0%. In reviewing these peer groups, Equity Research Services specifically focused on the following pricing ratios: (i) stock price/book value ratio, (ii) stock price/tangible book value ratio, (iii) stock price/reported earnings during the last 12 months for which public information was available and (iv) stock price/core earnings during the last 12 months for which public information was available. Equity Research Services determined peer group median pricing ratios based on publicly available information on or around January 15, 2016, as shown in the following table. Equity Research Services noted that the Cash Election price resulted in price to book value, price to tangible book value, price to latest 12 months (“LTM”) earnings and price to LTM core earnings ratios that were above the medians for all of the peer groups. In reaching its opinion, Equity Research Services noted that the Company’s unique financial characteristics were not captured by any one of these broad national peer groups.

	Median Ratios for U.S. Banks
	Price/Book Value	Price/Tangible Book Value	Price/LTM[1] Earnings		Price/LTM[1] Core Earnings
Surrey Bancorp at $12.75 per share	129%	130%	15.2	x	16.3	x
All Public US Banks	103%	112%	13.8	x	13.8	x
All Public Banks in NC, SC, GA, VA or TN	101%	106%	14.6	x	14.7	x
Banks $100MM - $500MM in Assets	92%	95%	13.0	x	13.6	x
Banks w/ Returns on Comm. Equity of 7.0% -12.0%	108%	118%	13.5	x	13.5	x
Banks w/ Return on Average Assets 1.00%-1.50%	120%	137%	12.8	x	13.1	x
Banks w/ Tang. Equity/Tang. Assets 10.0% -15.0%	101%	105%	14.5	x	14.6	x

1	Last 12 months ending as of September 30, 2015

In order to more fully consider the unique financial characteristics of the Company, Equity Research Services conducted a similar analysis with respect to a more tailored peer group of 11 companies deemed relevant. Although these 11 companies did not exactly match all of the unique financial characteristics of the Company, the group as a whole better reflects certain material financial characteristics of the Company as compared to broad national peer groups. Equity Research Services selected banks in North Carolina, South Carolina, Virginia, Georgia and Tennessee with assets between $100 million and $1 billion, return on average common equity of 7.0% to 12.0%, a ratio of tangible equity to tangible assets between 9.0% to 15.0% and a ratio of non-performing assets to total assets of less than 4.0%. Equity Research Services removed companies which (i) were targets in a merger transaction, (ii) did not have current financial information and (iii) were so illiquid that pricing ratios were not applicable.

The following companies were selected as relevant:

Bank of Botetourt
Bank of McKenney
Benchmark Bankshares Inc.
Chesapeake Financial Shares
Commerce Union Bancshares Inc.
Eagle Financial Services Inc.
F & M Bank Corp.
Fauquier Bankshares Inc.
John Marshall Bank
Select Bancorp Inc.
Southwest Georgia Financial

Equity Research Services analyzed pricing multiples and financial ratios with respect to the selected peer group based on multiples of (i) book value, (ii) tangible book value, (iii) reported earnings for the last 12 months and (iv) core earnings for the last 12 months), and calculated the median, first quartile, and third quartile of such pricing ratios. The range of these four pricing multiples within the selected peer group as of January 15, 2016 was as follows:

	Price/Book Value (%)	Price/Tangible Book Value (%)	Price/LTM[1] Earnings (x)	Price/LTM[1] Core Earnings (x)
Median	102	103	11.0	11.4
Lower Quartile	97	97	10.1	10.6
Upper Quartile	103	108	14.4	14.5
Maximum	160	160	20.6	20.6
Minimum	76	76	8.8	9.3

Surrey Bancorp at $12.75 per share[2]	129	130	15.2	16.3

1	Based on 9/30/15 financial data for Surrey Bancorp and closing prices on or about January 14, 2016.
2	Surrey Bancorp price/LTM earnings and price/LTM core earnings multiples excluding life insurance proceeds of $419,000 that were received in the fourth quarter of 2014 were 17.2 and 18.8 respectively.

Equity Research Services noted that the Cash Election price resulted in a price to book value, price to tangible book value, price to LTM earnings and price to LTM core earnings ratios that were higher than those for the peer group.

Discounted Cash Flow/Going Concern Analysis

Equity Research Services analyzed the discounted present value of the Company’s projected cash flows to equity for each year through December 31, 2020 on a standalone basis. The discounted cash flow analysis was based on the following earnings projections provided by the Company’s management: 2016 net income of $2,738,000; 2017 net income of $2,908,000; and 2018 net income of $3,108,000. In estimating its future net income, the Company’s management assumed total asset growth of 4.3%, 3.8%, and 5.5%, respectively. Equity Research Services further assumed a 5.0% annual increase in net income for 2019 and 2020, and assumed that the Company would not pay any dividends. At the time that management provided Equity Research Services with these earnings projections, it was not intended that these be disclosed to our shareholders or the public in this Proxy Statement or otherwise. Management provided these forecasts in the limited time allotted to them, and these projections may change upon further analysis. Such forecasts were delivered to Equity Research Services solely for its use in determining the fairness of the Cash Election price and should not be used by any person for any other purpose. No shareholder should rely on these projections in deciding whether to buy or sell the Company’s securities. Equity Research Services used calendar year 2020 as the final year for the analysis. Equity Research Services applied price to earnings multiples, ranging from 14.0x to 20.0x to the Company’s projected calendar year 2020 net income in order to derive a range of terminal values for the Company in 2020.

The projected cash flows and terminal values were discounted to present value using rates ranging from 12% to 16%, which reflected the cost of equity capital estimated for the Company using a build-up method based on the sum of a risk-free rate, equity risk premium, as well as a premium to reflect the unique characteristics of the Company, including, but not limited to, its relatively small size. Certain data, such as equity risk premium and size premiums, were derived from analysis conducted by Duff & Phelps LLC. The resulting range of present equity values was divided by the number of the Company shares outstanding in order to arrive at a range of present values per share of the Common Stock. Equity Research Services reviewed the range of per share prices derived in the discounted cash flow analysis and compared them with the Cash Election price. The results of the discounted cash flow analysis are summarized below:

Discount Rates	Terminal Multiple of Earnings: 14x	Terminal Multiple of Earnings: 20x
12%	$10.76	$14.05
14%	$10.05	$13.09
16%	$9.39	$12.21
Surrey Bancorp at $12.75/share	$12.75	$12.75

Equity Research Services calculated that the range of values implied by this discounted cash flow analysis was between $9.39 and $14.05 per share. Equity Research Services acknowledged that the discounted cash flow often yields a wide range of values as a result of the number of assumptions necessary to employ this model.

Pro Forma Analysis

Equity Research Services performed pro forma analyses to calculate the financial implications of the Reclassification to the Company’s shareholders. This analysis assumes, among other things, a Cash Election price of $12.75 per share, and levels of repurchase that ranged from 0% to 100% of the maximum expected shares to be repurchased, and assumed an opportunity cost for funds used to repurchase those shares that ranged from 0% to 4% on an after tax basis. Based on these and other assumptions, our analysis indicated that the Reclassification was likely to be dilutive to book value per share by less than 1%, and accretive to recurring earnings per share (excluding one-time charges associated with the Reclassification) by approximately 2% to 4%. The earnings per share accretion in the first full year of the Recapitalization was expected to be less (although positive), based on management’s estimates of annual cost savings and the anticipated one-time costs associated with the Reclassification.

Reclassification Premium Consideration

In the early and mid-2000s, there were a large number of recapitalizations in the banking sector that facilitated going private transactions, and many of those involved the purchase of shareholder interests in order to reduce the number of shareholders. In reviewing 34 such transactions that occurred between 2002 and 2005, Equity Research Services noted that the median premium paid in those transactions was approximately 14%. There have been fewer going private transactions in more recent years. However, Equity Research Services did analyze the following going private transactions, which were the most recent for which it was able to find information. In conducting its analysis, Equity Research Services excluded mutual holding companies, recapitalizations where the maximum percentage of shares to be purchased was less than 0.5% and those where there was an associated material economic change to the company, such as a C-corporation to S-corporation conversion. The median premium paid for the seven recapitalizations considered was 12.9%.

Company	Announcement Date	Assets ($ million)	Transaction Value	% of Shares	Premium
Neffs Bancorp	03/17/11	280	$3,997,136	7.8%	10.0%
First BancTrust Corporation	04/08/08	340	$305,569	1.2%	22.0%
First Bancorp of Indiana, Inc.	02/20/08	363	$356,006	1.4%	12.9%
Peoples-Sidney Financial Corp	02/19/08	138	$1,289,500	7.0%	7.8%
Clarkston Financial Corp.	01/10/08	201	$957,300	7.5%	38.0%
Harbor Bankshares Corporation	05/12/06	251	$386,818	1.8%	17.0%
Home City Financial Corporation	01/26/06	150	$239,404	1.8%	6.0%

Median		251	$386,818	1.8%	12.9%

Based on the weighted average price of the Common Stock for the 90 day period prior to January 15, 2016 of $11.25, the Cash Election price of $12.75 represented a 13.3% premium.

Equity Research Services’ Fairness Opinion

Based upon these analyses, Equity Research Services delivered a written opinion dated January 29, 2016 to the Board of Directors that the Cash Election price was fair, from a financial point of view, as of the date of the opinion to the Company’s shareholders.

Purpose and Structure of the Reclassification

The purposes of the Reclassification are to:

•	consolidate ownership of our Common Stock in under 1,200 record shareholders, in order that we may discontinue our SEC reporting requirements allowing us to achieve significant current and future cost savings;

•	allow all of our shareholders to elect to retain an ongoing economic interest in the Company; and

•	allow our management to refocus time spent on SEC reporting obligations and shareholder administrative duties to our business.

For further background on the reasons for undertaking the Reclassification at this time, see “- Background of the Reclassification” beginning on page __ and “- Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation” beginning on page __.

The proposed Reclassification has been structured as a share reclassification transaction, coupled with an election to have shares repurchased by the Company, to allow small shareholders the opportunity to choose to either retain an equity interest in the future value of the Company by receiving the shares of Class A Common Stock  or to receive $12.75 per share for their shares of Common Stock, and to avoid disruption to shareholders of 300 or more shares of Common Stock who would remain unaffected in the Reclassification.

Our Board elected to structure the Reclassification to take effect at the record shareholder level, meaning that we will look at the number of shares registered in the name of a single holder to determine which shareholders are given the option to have their shares reclassified as shares of Class A Common Stock or repurchased for $12.75 per share. Applicable federal securities laws and regulations look to shareholders of record in determining the number of shareholders requiring registration. In addition, the Board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be receiving shares of Class A Common Stock or will continue to hold shares of Common Stock. See “- Effects of the Reclassification on Shareholders of the Company” beginning on page __. Our Board believed that this flexibility would help to enhance the substantive fairness of the Reclassification to all shareholders whether affiliated or unaffiliated. Overall, the Board determined that structuring the Reclassification as one that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by our Board of Directors please see “- Background of the Reclassification” beginning on page __ and “- Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation” beginning on page __.

Election Procedure

On the date of the Reclassification, each share of Common Stock held by a holder of record owning less than 300 shares of Common Stock will be converted into the right to receive either (i) an equal number of shares of Class A Common Stock, or (ii) the Cash Election price of $12.75 per share of Common Stock. You must make your election regarding receipt of either Class A Common Stock or $12.75 per share of Common Stock on the election form that will be mailed to you separately. You may elect to receive either the Class A Common Stock or the Cash Election price in exchange for all of your shares of Common Stock held as of the date of the Reclassification. If you fail to timely return the election form or if you return the election form but fail to specify any election on the election form, you will be deemed to have elected to receive the Class A Common Stock in exchange for your Common Stock held as of the date of the Reclassification.

Any election made by a shareholder must be made with respect to all shares of record of Common Stock held by such record holder. For an election to be effective, it must be properly completed and received by the Company by the date indicated on the election form. Shareholders of record will be entitled to change their election, provided any such change is in proper form and is received by the Company no later than the date indicated on the election form. Any record holder of less than 300 shares as of the date of the Reclassification that is a broker, bank or similar entity holding securities on behalf of multiple beneficial holders may make an election on behalf of each such beneficial owner. Shareholders of record must make their election regarding the receipt of the Cash Election price or the Class A Common Stock on the election form that will be mailed separately. Additional copies of the election form can be obtained by writing to Mark H. Towe, Senior Vice President, Surrey Bancorp, P.O. Box 1227, 145 North Renfro Street, Mount Airy, North Carolina 27030 or by calling (336) 783-3900.

Effects of the Reclassification on the Company

The Reclassification will have various positive and negative effects on the Company, which are described below.

Effect of the Proposed Transaction on Our Outstanding Common Stock

Our Articles of Incorporation currently authorize the issuance of 10,000,000 shares of Common Stock. The number of authorized shares of Common Stock will be 9,000,000 and the number of authorized shares of Class A Common Stock will be 1,000,000 after completion of the Reclassification. As of the Record Date, the number of outstanding shares of Common Stock was [3,549,665]. Based upon our best estimates, if the Reclassification had been consummated as of the Record Date, the number of outstanding shares of Common Stock would have been reduced from [3,549,665] to approximately [3,446,745].

We have no current plans, arrangements or understandings to issue any Common Stock except as options may be exercised pursuant to our stock option plans or upon the conversion of our Series A Preferred Stock and Series D Preferred Stock. As of the Record Date, there were [22,187] stock options, [189,356] shares of Series A Preferred Stock and [181,154] shares of Series D Preferred Stock outstanding, which, upon exercise or conversion, as applicable, would cause us to issues up to [3,446,745] shares of Common Stock.

Effect of the Proposed Transaction on Our Class A Common Stock

Our Articles of Incorporation do not currently authorize us to issue any shares of Class A Common Stock. The Amendment will authorize the issuance of up to 1,000,000 shares of Class A Common Stock. The shares of Class A Common Stock that will be issued in the Reclassification constitute a new and separate class of common stock having those rights described in “- Class A Common Stock to be Issued if Reclassification Approved” beginning on page __ as well as in the attached Appendix A. After completion of the Reclassification, we will have approximately [3,446,745] shares of Class A Common Stock outstanding assuming no shareholders make the Cash Election. For additional information regarding our capital structure after the Reclassification, see “Description of Capital Stock” beginning on page __.

Termination of Securities Exchange Act Registration and Reporting Requirements

Upon the completion of the Reclassification, we expect that our Common Stock will be held by less than 1,200 record shareholders and the Class A Common Stock will be held by less than 2,000 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC may be terminated pursuant to Section 12(g)(4) of the Exchange Act by the JOBS Act, although we may be required to continue filing certain reports with the SEC for up to 90 days following termination of our registration and possibly beyond that date until we file an annual report on Form 10-K for the year ending December 31, 2016. We intend to seek no-action relief from the SEC permitting us to avoid filing a Form 10-K for the year ended December 31, 2016, but cannot guarantee that the SEC will grant such relief.

The termination of the filing requirement will substantially reduce the information required to be furnished by us to our shareholders and eliminate the information required to be filed with or furnished to the SEC. Therefore, we estimate that we will eliminate costs and avoid immediately anticipated future costs associated with these filing requirements, which we estimate to be approximately $170,000 on an annual basis. These annual costs are broken down as follows:

Third party Sarbanes Oxley audits (report on internal controls)	$11,200
Staff preparation of quarterly and annual reports	71,050
Staff training	2,000
Attorney fees related to regulatory reporting	8,500
Third party accounting fees related to regulatory reporting	35,250
Software expense	25,000
Shareholder communications	12,000
Other	5,000
$170,000

Although we plan to have our financial statements audited going forward and will prepare an annual update of our results for our shareholders, we expect these costs to be approximately $49,000 per year, which is less than our current costs of approximately $106,000 per year. These savings relate to the elimination of review by our auditors of our quarterly and annual reports to the SEC and the elimination of the audit of our assessment of the effectiveness of our internal control over financial reporting by our auditor.

We will apply for termination of our reporting obligations as soon as practicable following completion of the reclassification transaction if it is approved. Following completion of the reclassification transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate quarterly and annual updates and financial information. In addition, the Bank will continue to file its Call Reports with the FDIC which are available publicly.

Effect on Statutory Anti-Takeover Protections

The Reclassification will affect the applicability of certain statutory protections under North Carolina law afforded to corporations which have shares registered with the SEC. In particular, certain provisions of the North Carolina Business Corporation Act, will no longer apply since we will not have any class of securities registered with the SEC following the reclassification transaction.

North Carolina Shareholder Protection Act. The North Carolina Shareholder Protection Act generally requires that, unless certain “fair price” and procedural requirements are satisfied, an affirmative vote of 95% of a public corporation’s voting shares is required to approve certain business combination transactions with another entity that is the beneficial owner, directly or indirectly, of more than 20% of the corporation’s voting shares or which is an affiliate of the corporation and previously has been a 20% beneficial holder of such shares. The requirements of the Act will not apply following the reclassification transaction.

Control Share Acquisition Act. The North Carolina Control Share Acquisition Act generally provides that, except as provided below, “Control Shares” will not have any voting rights. Control Shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth, one-third, or a majority of all voting power in the election of the corporation’s directors. However, voting rights will be restored to Control Shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock (other than shares held by the owner of the Control Shares, officers of the corporation, and directors of the corporation). If voting rights are granted to Control Shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at their fair value. The requirements of the Act will not apply following the reclassification transaction.

Other Financial Effects of the Reclassification

We expect that the professional fees and other expenses related to the Reclassification of approximately $70,000 will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.

Effect on Outstanding Options

We currently have two option plans under which our officers, directors and employees may purchase shares of our Common Stock – (i) the 1997 Employee Incentive Stock Option Plan of Surrey Bancorp, and (ii) the 1997 Non-Employee Directors’ Stock Option Plan. No new grants may be made under these plans. The Reclassification will not affect any outstanding options and each option, after the Reclassification, will continue to be exercisable for one share of Common Stock. If optionholders exercise their outstanding options prior to the effective date of the Reclassification, it may affect their treatment under the Reclassification. If the Reclassification is consummated, we will no longer be subject to the SEC’s rules regarding options. As a result, we will no longer be able to issue registered shares to option holders upon exercise of their options. As a result, these shares will be restricted securities for a period of time and may not be sold by the option holder without registering the shares or selling them pursuant to a valid exemption from registration. This may make it more difficult for an option holder to sell his or her shares or may result in these option holders having to hold their shares for a longer period of time. Because our Common Stock is not currently listed on any stock exchange, the consummation of the Reclassification should have no effect on any exchange requirements related to the granting of options or the establishment of a stock option plan.

Effect on Preferred Stock

The Reclassification will not affect the Preferred Stock. Each share of Series A Preferred Stock is convertible into 2.2955 shares of Common Stock. Each share of Series D Preferred Stock is convertible into 1.10 shares of Common Stock. Following the Reclassification, the Preferred Stock will continue to be convertible into the same number of shares of Common Stock.

Effect on Conduct of Business after the Transaction

We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

Effect on Our Directors and Executive Officers

It is not anticipated that the Reclassification will have any effect on our directors and executive officers, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares. We expect that all of our directors and executive officers will hold more than 300 shares at the effective time of the Reclassification. As a result, they will continue to hold the same number of shares after the Reclassification as they did before the transaction. However, because total outstanding shares will be reduced, this group will hold a larger relative percentage of the voting Common Stock of the Company. As of the Record Date, these directors and executive officers collectively beneficially held [1,248,232] shares, or [33.7%] of our Common Stock, which includes their exercisable options to purchase shares of Common Stock and shares of Preferred Stock which are convertible into shares of Common Stock. Based upon our estimates, taking into account the effect of the Reclassification on our outstanding shares as described above, our directors and executive officers will beneficially hold [34.7%] of our Common Stock (including exercisable stock options) immediately following consummation of the Reclassification. They will continue to collectively beneficially hold [36,420] shares, or [19.2%], of our Series A Preferred Stock, and [60,169] shares, or [33.2%], of our Series D Preferred Stock.

If the Reclassification is consummated, we will no longer be required to comply with many of the provisions of the Sarbanes-Oxley Act, which impose potentially greater liability on our directors and officers. For example, our CEO and CFO will no longer be required to certify as to the accuracy of our financial statements. In addition, our directors and executive officers will no longer be subject to liability for short-swing profits under Section 16 of the Exchange Act. Nor will we be required to make detailed disclosures to you about the background and business experience of our officers and directors or the compensation we pay to them. We will also no longer be required to disclose to you information about certain transactions that we may enter into with our officers and directors or members of their family or businesses that they own. Finally, our officers and directors will continue to be eligible for indemnification for their actions in accordance with our charter, bylaws and North Carolina law, subject to limitation under federal banking laws and regulations, but will no longer be subject to any limitations on indemnification under public policies of the SEC.

Effects of the Reclassification on Shareholders of the Company

The general effects of the Reclassification on the shareholders owning Common Stock and the shareholders who will own Class A Common Stock are described below.

Effects of the Reclassification on Shareholders Receiving Class A Common Stock

The Reclassification will have both positive and negative effects on shareholders who elect to receive Class A Common Stock. Our Board of Directors considered each of the following effects in determining to approve the Reclassification.

Positive Effects. As a result of the Reclassification, shareholders who elect to receive Class A Common Stock will:

•	be entitled to receive a premium of $0.03 per share on dividends paid to holders of our Common Stock; and

•	be entitled to receive the same per share value as shares of Common Stock in a transaction involving the sale of the Company.

Negative Effects. As a result of the Reclassification, shareholders who elect to receive Class A Common Stock will:

•	no longer have any voting control over the general affairs of the Company and will be entitled to vote only in limited circumstances, as required by North Carolina law; and

•	hold shares that, like our shares of Common Stock, will not have any public trading market.

Effects of the Reclassification on the Common Shareholders

The Reclassification will have both positive and negative effects on shareholders continuing to own Common Stock. Our Board of Directors considered each of the following effects in determining to approve the reclassification transaction.

Positive Effects. As a result of the Reclassification:

•	such shareholders will continue to exercise the sole voting control over the Company; and

•	because the number of outstanding shares of Common Stock will be reduced, such shareholders will possess increased voting control over the Company.

Negative Effects. As a result of the Reclassification:

•	the liquidity of our Common Stock may be reduced following the Reclassification because of the reduction in the number of our record shareholders of Common Stock and the fact that our shares will only be tradable in privately-negotiated transactions; however we intend to continue to maintain lists of willing sellers and buyers of our Common Stock;

•	holders of our Class A Common Stock will have the right to receive a premium of $0.03 per share with respect to any dividends paid to holders of our Common Stock; and

•	holders of our Common Stock will not be entitled to receive dividends unless dividends are paid on our shares of Class A Common Stock.

Plans or Proposals

Other than as described in this Proxy Statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our Board of Directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this Proxy Statement, we believe there are significant advantages in effecting the reclassification transaction and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of shares of our capital stock or entering into any other arrangement or transaction we may deem appropriate. In this event, our shareholders may receive payment for their shares of our Common Stock or Class A Common Stock in any such transaction lower than, equal to or in excess of the amount paid to those shareholders who make a Cash Election and receive $12.75 per share.

Record and Beneficial Ownership of Common Stock

It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the Reclassification. Shareholders who have transferred their shares of our Common Stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our Common Stock that their clients have deposited with them through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 300 or more shares, then the shares registered in that nominee’s name will be completely unaffected by the Reclassification. If that single nominee is the record shareholder for less than 300 shares, then the shares registered in that nominee’s name will either be reclassified as shares of Class A Common Stock or repurchased for $12.75 per share, as the nominee elects. Because the Reclassification only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 300 shares so long as the record holder of their shares owns 300 or more shares of Common Stock. Upon completion of the Reclassification, beneficial owners owning less than 300 shares of our Common Stock will continue to beneficially own the same number of shares of our Common Stock as they did prior to the Reclassification, even if the number of shares they own is less than 300 so long as the record holder of their shares owns 300 or more shares of Common Stock. If you hold your shares in “street name,” you should talk to your broker, nominee, agent or custodian to determine how they expect the Reclassification to affect you. Because other “street name” holders who hold through a broker, agent or nominee may adjust their holdings prior to the Reclassification, you may have no way of knowing whether you will receive shares of Class A Common Stock or $12.75 per share in the Reclassification until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold 300 or more shares in any one account, we think it is likely that all “street name” holders will remain shareholders of Common Stock.

Shares of Common Stock that are owned by a custodian for your benefit in a self-directed IRA will not be aggregated with shares you own individually for purposes of determining whether you own in excess of 300 or more shares of Common Stock. Under SEC rules, custodians are considered a distinct holder of record for purposes of Sections 12(g) and 15(d) of the Exchange Act. Accordingly, even if your individual ownership and your IRA ownership equals or exceeds 300 shares in the aggregate, your shares of Common Stock held in your IRA will be converted to shares of Class A Common Stock or $12.75 per share in the Reclassification if your IRA account owns less than 300 shares of Common Stock.

Our Board of Directors elected to structure the Reclassification so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will continue to own shares of Common Stock or receive Class A Common Stock or $12.75 per share in the Reclassification. See “- Purpose and Structure of the Reclassification” beginning on page __. Shareholders who would still prefer to remain as holders of Common Stock may elect to do so by acquiring sufficient shares (including by consolidating ownership of multiple accounts) so that they hold at least 300 shares in their own name immediately prior to the Reclassification. In addition, beneficial owners who would choose to receive shares of Class A Common Stock or $12.75 per share, if they were record owners instead of beneficial owners, and who wish to receive such shares of Class A Common Stock or $12.75 per share as a part of the Reclassification, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account in their own name. In either case, these shareholders will have to act far enough in advance of the Reclassification so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day that the Reclassification is effected.

Interests of Certain Persons in the Reclassification

Our executive officers and directors who are also shareholders will participate in the Reclassification in the same manner and to the same extent as all of the other shareholders. We anticipate that each of our directors and officers (individually or jointly with his or her spouse) will own more than 300 shares of Common Stock, and therefore continue as shareholders of Common Stock, if the Reclassification is approved. In addition, because there will be fewer outstanding shares of Common Stock, these directors and executive officers will own a larger relative percentage of the Company on a post-Reclassification basis. This represents a potential conflict of interest because our directors unanimously approved the Reclassification and are recommending that you approve it. If the Reclassification is consummated, we will no longer be required to comply with many of the provisions of the Sarbanes-Oxley Act, which impose potentially greater liability on our directors and officers. For example, our CEO and CFO will no longer be required to certify as to the accuracy of our financial statements. In addition, our directors and executive officers will no longer be subject to liability for short-swing profits under Section 16 of the Exchange Act. Nor will we be required to make detailed disclosures to you about the background and business experience of our officers and directors or the compensation we pay to them. We will also no longer be required to disclose to you information about certain transactions that we may enter into with our officers and directors or members of their family or businesses that they own. Finally, our officers and directors will continue to be eligible for indemnification for their actions in accordance with our Articles of Incorporation, and North Carolina law, but will no longer be subject to any limitations on indemnification under public policies of the SEC. Despite these potential conflicts of interest, the Board believes the proposed Reclassification is fair to all of our unaffiliated shareholders for the reasons discussed in this Proxy Statement.

The fact that each director’s percentage voting ownership of our Common Stock will increase as a result of the Reclassification was not a consideration in the Board’s decision to approve the Reclassification or in deciding its terms, including the 300 share cutoff. In this regard, the directors as a group will be treated exactly the same as other shareholders. The Board did not set the 300 share cutoff in order to avoid any director receiving shares of Class A Common Stock in the Reclassification. As a group, the percentage beneficial ownership of Common Stock (including exercisable stock options and shares of Preferred Stock which are convertible into shares of Common Stock) of all directors and executive officers would increase [1.0%] from approximately [33.7%] to approximately [34.7%] after the Reclassification.

Our Board of Directors was aware of the actual or potential conflicts of interest discussed above and considered these conflicts along with the other matters that have been described in this Proxy Statement under the captions “- Background of the Reclassification” beginning on page __, “- Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation” beginning on page __ and “- Effects of the Reclassification on Shareholders of the Company” beginning on page __.

In addition, our Board of Directors, throughout its consideration of the Reclassification, recognized that holders of Common Stock who will receive either Class A Common Stock or $12.75 per share, depending on the election made, in the Reclassification may wish to remain voting shareholders of the Company. However, the Board of Directors believes that such relative voting control is not material as compared to the potential value available to such shareholders by retaining an equity interest in the Company through their ownership of Class A Common Stock. See “Description of Capital Stock” beginning on page __. See “- Background of the Reclassification” beginning on page __ and “- Reasons for the Reclassification; Fairness of the Reclassification; Board Recommendation” beginning on page __.

None of our executive officers or directors, who owned of record in excess of an aggregate of 300 shares of Common Stock, has indicated to us that he or she intends to sell some or all of his or her shares of our Common Stock during the period between the public announcement of the Reclassification and the date we consummate the Reclassification. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that less than 300 shares are held in each account, so that the holders would receive shares of Class A Common Stock or $12.75 per share in the Reclassification.

Financing of the Reclassification

We expect that the Reclassification will require approximately $612,000 consisting of the cost of shares repurchased, professional fees and other expenses payable by us related to the Reclassification. See “- Fees and Expenses” beginning on page __ for a breakdown of the expenses associated with the Reclassification. We intend to pay for the expenses of the reclassification transaction through dividends paid to us by the Bank.

Material Federal Income Tax Consequences of the Reclassification

The following discusses the material federal income tax consequences to us and our shareholders that would result from the Reclassification. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the Reclassification, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of their individual circumstances.

Federal Income Tax Consequences to the Company

We believe that the Reclassification would be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.

Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock

If you continue to hold our Common Stock immediately after the Reclassification, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your Common Stock as you had in that share immediately prior to the Reclassification.

Federal Income Tax Consequences to Shareholders Who Receive Shares of Class A Common Stock

Shareholders who elect to receive Class A Common Stock in exchange for their Common Stock will not recognize any gain or loss or dividend income in the Reclassification. The holding period and adjusted tax basis of the Common Stock converted will carry over to the Class A Common Stock.

Sale of Stock

Where Class A Common Stock is received for Common Stock in a tax-free recapitalization, the Company expects the proceeds from a subsequent sale of this Class A Common Stock will be treated as capital gain or loss to our shareholders. However, when a company reclassifies its common stock in exchange for shares which is limited in liquidation and/or dividend rights, the shares received in the liquidation will be considered “Section 306 stock” under the Code if the transaction is substantially the equivalent of a share dividend. While the Company expects that the Class A Common Stock should not be considered limited in liquidation and/or dividend rights, there is no definitive guidance from the Internal Revenue Service on this issue. Generally, a transaction will be treated as equivalent to a share dividend if, had cash instead of shares been delivered to the shareholder, the cash distribution would have been treated as a dividend. A cash distribution in exchange for shares is normally not a dividend if all of the shareholder’s shares is redeemed in the transaction (see discussion below for other instances when a cash distribution will not be considered a dividend). Applying these rules, if cash instead of Class A Common Stock were issued in the Reclassification, most shareholders would have all of their shares redeemed in the transaction, and therefore would not be treated as receiving dividend income. However, certain attribution rules can result in a shareholder being deemed to hold shares indirectly through a related party, and in these cases the Reclassification could be treated as equivalent to a share dividend. In that case, the Class A Common Stock received would be classified as Section 306 stock, if as described above, the Class A Common Stock were considered limited in liquidation and/or dividend rights.

If the Class A Common Stock is classified as Section 306 stock, the proceeds from a subsequent sale of the Class A Common Stock would be treated as ordinary income (dividend income) to the extent that the fair market value of the shares sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the Company distributed cash in lieu of shares. Any excess of the amount received over the sum of the amount treated as ordinary income plus the cost basis of the shares will be treated as a capital gain and no loss, if any would be recognized. Under current tax law, any dividend income will be taxed at the same rates that apply to net capital gains (i.e., a maximum federal rate of 20%).

Federal Income Tax Consequences to Shareholders Who Make A Cash Election

Shareholders who make a Cash Election should be treated for federal income tax purposes as having had their shares redeemed by the Company under Section 302 of the Code. Unless the cash received is treated as a dividend under Section 301 of the Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of Common Stock. The gain or loss will be measured by the difference between the amount of cash received, $12.75 per share, and the adjusted tax basis of your shares of Common Stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of Common Stock for more than one year at the time the Reclassification and repurchase are completed.

Section 302 of the Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) “not essentially equivalent to a dividend,” (ii) “substantially disproportionate” with respect to the shareholder or (iii) completely terminates the shareholder’s interest in our Company. The constructive ownership rules of Section 318 of the Code apply in comparing a shareholder’s percentage interest in the Company immediately before and immediately after the Reclassification. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning (i) shares of Common Stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of Common Stock the shareholder has an option to acquire. If you receive cash for your Common Stock in the Reclassification and completely terminate your direct and constructive ownership interest in the Company, you should recognize capital gain or loss as a result of the Reclassification, and the Cash Election should not be treated as a dividend.

Net Investment Income Tax

Individuals who make a Cash Election and receive $12.75 per share for shares of Common Stock may recognize net investment income subject to a 3.8% tax on the difference between the amount of cash received and the holder’s basis in those shares provided that the holders adjusted gross income exceeds $200,000 ($250,000 if filing jointly). Net investment income is limited to the lesser of the net investment income or excess of adjusted gross income as defined in Section 1411 of the Code over the threshold amount of $200,000 ($250,000 if filing jointly). Dividends received by an individual may also be subject to the net investment income tax of 3.8%, subject to the limitations discussed above.

Capital Gain and Loss

For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Backup Withholding

Shareholders who make a Cash Election and receive cash in the Reclassification would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reclassification transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the Common Stock certificates are surrendered following the effective time of the reclassification transaction. Failure to provide such information may result in backup withholding, currently at a rate of 28%.

As explained above, the amounts paid to you as a result of making a Cash Election in the Reclassification may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the Reclassification set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences of the Reclassification, in light of your specific circumstances.

Appraisal or Dissenters’ Rights

Under North Carolina law, which governs the Reclassification, you are not entitled to appraisal or dissenters’ rights in connection with the Reclassification; however, if you are the record holder of less than 300 shares of Common Stock, you are entitled to make the Cash Election and receive $12.75 per share for your shares of Common Stock.

Regulatory Requirements

In connection with the Reclassification, we will be required to make filings with various federal and state governmental agencies, including:

•	filing of the Amendment to our Articles of Incorporation with the North Carolina Secretary of State, in accordance with North Carolina law;

•	complying with federal and state securities laws, including filing of this Proxy Statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC; and

•	complying with regulations of the Federal Reserve Board, including providing prior notice of the Reclassification and the repurchase of up to [2.9%] of our outstanding shares of Common Stock.

Accounting Treatment

The accounting treatment of the Reclassification will be in accordance with U.S. generally accepted accounting principles. Shares of Common Stock reclassified to Class A Common Stock will result in a 51,460 share reduction  of Common Stock outstanding and an equal increase in Class A Common Stock outstanding. For shares of Common Stock purchased by the Company from Shareholders making the Cash Election, Common Stock will be reduced by 51,460 shares.

Fees and Expenses

We will be responsible for paying the Reclassification related fees and expenses, consisting primarily of fees and expenses of our attorneys, financial advisors and accountants and other related charges. We estimate that our expenses will total approximately $70,000, assuming the Reclassification is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$35,000
Valuation fees and expenses	$25,000
Accounting fees and expenses	$2,000
Printing and mailing costs	$8,000
Total	$70,000

We anticipate that these fees will be paid through available cash of the Company or, if necessary, dividends from our subsidiary Surrey Bank & Trust.

DESCRIPTION OF CAPITAL STOCK

Current Capital Stock

Common Stock

We currently have 10,000,000 shares of authorized Common Stock, no par value per share. As of the Record Date, we had [1,413] registered shareholders of record and [3,549,665] shares of Common Stock outstanding.

General. The outstanding shares of Common Stock are fully paid and nonassessable.

Rank. Holders of our Common Stock are subject to the Preferred Stock dividend preferences described below. The relative rights and preferences of our Common Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by our Board of Directors.

Rights to dividends. Holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board, in its discretion, from funds legally available therefor. Our ability to pay dividends is dependent in large part on the Bank’s ability to pay dividends to the Company. In addition to the general restrictions on the payment of dividends as set out in the North Carolina Business Corporation Act, the Bank is also limited in its ability to pay dividends to the Company by the terms of Chapter 53C of the North Carolina General Statutes, and the rules and regulations of the Federal Reserve Board, the FDIC and the NCCOB.

Liquidation rights. Holders of our Common Stock are not entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. Holders of our Preferred Stock are entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The liquidation preferences for our Preferred Stock is described below.

Voting rights. Holders of our Common Stock have unlimited voting rights, with each share being entitled to one vote. Except for such greater voting requirements as may be required by law, the affirmative vote of the holders of a majority of the shares of Common Stock present and voting on a matter is required to approve any action for which shareholder approval is required.

Conversion. Shares of our Common Stock are not convertible into another class or series of our capital stock.

Redemption rights. Holders of our Common Stock have no right to require that we redeem their shares nor do we have the right to require the holders of Common Stock to sell their shares to us.

Preemptive rights. Holders of Common Stock do not have any preemptive rights to purchase any additional shares of Common Stock or shares of any other class or series of our capital stock that may be issued in the future.

Preferred Stock

Our Articles of Incorporation, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the voting powers, designations, preferences, limitations and other rights of the shares. We currently have 1,000,000 shares of authorized Preferred Stock, no par value per share. As of the Record Date, we had _______ registered holders of record of Preferred Stock and [370,510] shares of Preferred Stock outstanding. The Company has authorized four separate series of Preferred Stock: (i) Series A Preferred Stock; (ii) Fixed Rate Cumulative Perpetual Preferred Stock, Series B; (iii) Fixed Rate Cumulative Perpetual Preferred Stock, Series C; and (iv) Series D Preferred Stock. All of the previously issued shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B and Fixed Rate Cumulative Perpetual Preferred Stock, Series C have been redeemed by the Company. As of the Record Date, there were a total of [189,356] shares of Series A Preferred Stock and [181,154] shares of Series D Preferred Stock issued and outstanding.

General. The outstanding shares of Preferred Stock are fully paid and nonassessable.

Rank. During any calendar year, holders of our Preferred Stock are entitled to receive not less than a pro rata portion of the stated annual dividend for that calendar year through the date on which we propose to pay the dividend on the Common Stock prior to the payment of any dividend on our Common Stock. Holders of our Preferred Stock are entitled to receive dividends, without preference or priority as between the two outstanding series of Preferred Stock

Rights to dividends. Holders of our Series A Preferred Stock and Series D Preferred Stock are entitled to receive cash dividends at an annual rate of 4.5% and 5.0%, respectively, of the liquidation value of the Preferred Stock, subject to declaration by the Board of Directors, at its sole discretion, from funds legally available for the payment of dividends, as described above. Dividends payable on our Preferred Stock are not cumulative.

Liquidation rights. In the event of liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, holders of our Preferred Stock, without preference or priority as between such shares or other series of Preferred Stock, but prior to any distribution of assets to holders of the Company’s common stock, will be entitled to receive from assets available for distribution to shareholders, for each such share held, a sum equal to (i) in the case of Series A Preferred Stock, $14.00, and (ii) in the case of Series D Preferred Stock, $7.08, plus the amount of any dividend on such share which has been declared by the Board of Directors but has not yet been paid. Such distributions will be considered full payment to holders of our Preferred Stock, and they may not participate with the holders of any other class or series of our capital stock in the distribution of any additional assets of the Company.

Voting rights. Holders of our Preferred Stock have no right to vote on matters submitted to a vote of our shareholders except to the extent such voting rights are required by applicable law.

Conversion. Subject to provision for anti-dilutive adjustments, shares of our Preferred Stock are convertible, at each holder’s option, into Common Stock at the rate of 2.2955 shares of Common Stock for each one whole share of Series A Preferred Stock, and 1.10 shares of Common Stock for each one whole share of Series D Preferred Stock. In the event of a Change in Control transaction, as defined in our Articles of Incorporation, holders of our Preferred Stock will have the right to convert their shares into the kind and amount of securities, cash or other property receivable in such Change in Control transaction by a holder of the number of shares of our Common Stock issuable upon conversion of the Preferred Stock immediately prior to such Change in Control transaction.

Redemption rights. Holders of our Preferred Stock have no right to require that we redeem their shares. At any time when the market value of a share of our Common Stock is more than $6.63, we have the right and option to redeem all or a portion of the outstanding shares of Series A Preferred Stock at the rate of $14.00 for each one whole share of Series A Preferred Stock. At any time when the market value of a share of our Common Stock is more than $8.05, we have the right and option to redeem all or a portion of the outstanding shares of Series D Preferred Stock at the rate of $7.08 for each one whole share of Series D Preferred Stock.

Preemptive rights. Holders of Preferred Stock do not have any preemptive rights to purchase any additional shares of Common Stock or shares of any other class or series of our capital stock that may be issued in the future.

Class A Common Stock to be Issued if Reclassification Approved

Our Articles of Incorporation does not currently authorize us to issue any shares of Class A Common Stock. The Amendment that you will consider at the Annual Meeting will provide for (i) the reduction of authorized Common Stock from 10,000,000 to 9,000,000; (ii) the authorization of 1,000,000 shares of a new class of Class A Common Stock; and (iii) the reclassification of shares of Common Stock held by shareholders who own less than 300 shares of Common Stock who do not make a Cash Election into shares of Class A Common Stock. The Reclassification will be made on the basis of one share of Class A Common Stock for each share of Common Stock held.

General. The shares of Class A Common Stock to be issued in the Reclassification will be fully paid and nonassessable shares of Class A Common Stock.

Rank. Holders of our Class A Common Stock will be subject to the Preferred Stock dividend preferences described above. The relative rights and preferences of the Class A Common Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of preferred stock and equity securities designated by our Board of Directors.

Dividends will be paid on the Class A Common Stock before being paid on our Common Stock. If dividends are declared on the Common Stock, the dividends payable on the Class A Common Stock will be equal to $0.03 more than is declared and paid on our Common Stock. No dividend or other distribution payable in Common Stock or rights or warrants to subscribe for our Common Stock will be declared on the Class A Common Stock and no dividend or other distribution payable in Class A Common Stock or rights or warrants to subscribe for Class A Common Stock will be declared on our Common Stock, but instead, in the case of such a dividend or other distribution, each class of common stock will receive such dividend or other distribution in like stock or rights or warrants to subscribe for like stock.

Rights to dividends. In the event that dividends are paid on our Common Stock, holders of Class A Common Stock will be entitled to receive the same dividends paid on our Common Stock plus $0.03 per share. We are not required to pay any dividends on our Common Stock, and no cumulative dividends will be paid on Class A Common Stock.

Liquidation rights. Holders of our Class A Common Stock will not entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. Holders of our Preferred Stock are entitled to a preference in the distribution of assets of the Company in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary. The liquidation preferences for our Preferred Stock is described above.

Voting rights. Holders of Class A Common Stock will have no general voting control over the Company and will be entitled to vote only as otherwise required by law. On those matters on which holders of the Class A Common Stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Class A Common Stock vote together as one class on matters to which they are entitled to vote. Under North Carolina law holders of Class A Common Stock will be entitled to vote on the following issues, in each instance as a separate voting group: changing the aggregate number of authorized shares of Class A Common Stock; effecting an exchange or reclassification of any shares of Class A Common Stock into shares of another class; effecting an exchange (or creating a right of exchange) or reclassification of any shares of another class into shares of Class A Common Stock; changing the designation, rights, preferences, or limitations of any shares of Class A Common Stock; changing any shares of Class A Common Stock into a different number of shares of Class A Common Stock; creating a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of Class A Common Stock; increasing the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, would have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to Class A Common Stock; and changing the Company into a nonprofit corporation or a cooperative corporation.

Conversion rights. In the event of any merger, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Class A Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction.

Redemption rights. Holders of our Class A Common Stock will have no right to require that we redeem their shares nor will we have the right to require the holders of Class A Common Stock to sell their shares to us.

Preemptive rights. Holders of our Class A Common Stock will not have any preemptive rights to purchase any additional shares of Class A Common Stock or shares of any other class or series of our capital stock that may be issued in the future.

Adjustment.  In the event of any stock split, combination or other reclassification of shares of either the Common Stock or the Class A Common Stock, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of our Common Stock will receive only shares of Common Stock and holders of our Class A Common Stock will receive only shares of Class A Common Stock.

Transactions Involving Our Securities

Set forth below are transactions during the past 60 days involving shares of our Common Stock made by our directors, officers, employees or affiliates:

Stock Purchases

Date	Price	Shares	Name
03/15/2016	11.25	197	Edward C. Ashby, III
03/14/2016	11.00	850	Edward C. Ashby, III

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When is the Annual Meeting?

A:	_____________, 2016, 10:00 a.m., local time.

Q:	Where will the Annual Meeting be held?

A:	At the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.

Q:	What items will be voted upon at the Annual Meeting?

A:	You will be voting upon the following matters:

1.	To approve an amendment to our Articles of Incorporation (the “Amendment”) to provide for the authorization of a new class of capital stock, Class A Common Stock, to reclassify certain of our shares of Common Stock as Class A Common Stock or to repurchase such shares for $12.75 per share, at the election of the relevant shareholders, for the purpose of discontinuing the registration of our Common Stock under the Exchange Act (the Reclassification);

2.	To elect seven directors to serve a one year term until the Annual Meeting of Shareholders in 2017 or until their successors shall have been elected and qualified;

3.	To ratify the appointment of Elliott Davis Decosimo, PLLC as our Company’s independent registered accounting firm for the year ending December 31, 2016;

4.	To grant to the proxy holders discretionary authority to vote to adjourn the Annual Meeting, if necessary or appropriate, in order to solicit additional proxies in favor of any of the proposals; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Q:	Who can vote?

A:            You are entitled to vote your Common Stock if our records show that you held your shares as of the close of business on _____________, 2016, the Record Date. If you own your shares in “street name” though a broker, nominee, agent or custodian, it is the broker, nominee, agent or custodian that is the shareholder of record and not you. Accordingly, it is the broker, nominee, agent or custodian that possesses the right to vote the shares you beneficially own. These brokers, nominees, agents or custodians, though, will not vote your shares unless instructed to do so by you.

Each shareholder of record is entitled to one vote for each share of Common Stock held on _____________, 2016. On that date, there were [3,549,665] shares of our Common Stock outstanding and entitled to vote. The Common Stock is our only class of outstanding voting securities. Our shareholders are not entitled to cumulative voting rights.

As of the Record Date, there were a total of [189,356] shares of Series A Preferred Stock and [181,154] shares of Series D Preferred Stock (collectively, the “Preferred Stock”) issued and outstanding, but none of the shares of Preferred Stock have voting rights at the Annual Meeting.

Q:	How do I vote by proxy?

A:            If you sign, date and return your proxy card before the Annual Meeting, we will vote your shares as you direct. If you are a record shareholder you may also vote your shares over the Internet by going to: https://www.proxyvote.com.

If you vote over the Internet you may incur costs, such as telephone, and Internet access charges for which you will be responsible. If you are interested in voting via the Internet, specific instructions are shown on the enclosed proxy card. The Internet voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly followed.  The Internet voting facilities for eligible shareholders will close at 11:59 p.m. Eastern Time on ______, 2016. If you have access to the Internet, we encourage you to vote in this manner.

For the Amendment and the Reclassification, for election of the seven nominees for election as directors for the ratification of the selection of Elliott Davis Decosimo, PLLC as our independent public accountants and for the grant of discretionary authority to vote to adjourn the Annual Meeting, if necessary, you may vote “for,” “against” or you may “abstain” from voting. In the election of directors, you may vote “for,” or “withhold” authority to vote for each nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them “for” the Amendment and the Reclassification, “for” the election of seven nominees as directors, “for” the ratification of the selection of Elliott Davis Decosimo, PLLC, and “for” the grant of discretionary authority to vote to adjourn the Annual Meeting, if necessary.

The Board of Directors knows of no other business to be presented at the Annual Meeting. If any matters other than those set forth above are properly brought before the Annual Meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

Q:	If my shares are held in “street name” by my broker, nominee, agent or custodian, will my broker, nominee, agent or custodian vote my shares for me?

A:            If you hold your shares of Common Stock in “street name” then you are not a record holder of our Common Stock and you may not vote directly on the proposals to be considered. You may, however, instruct the record holder of the shares you own in “street name” how you would like the shares you beneficially own voted, but your broker, nominee, agent or custodian will only be permitted to vote your shares if you specifically instruct them how to vote. You should follow the procedures provided by your broker, nominee, agent or custodian regarding the voting of your shares. If you do not instruct your broker, nominee, agent or custodian to vote your shares, your shares will not be voted and will have no effect on the Amendment, the election of directors, the ratification of the selection of the Company’s independent public accounting firm or the proposal to adjourn the Annual Meeting.

Q:	How do I change or revoke my proxy?

A:            You can change or revoke your proxy at any time before it is voted at the Annual Meeting by:

•	delivering to our Secretary at our corporate offices on or before the business day prior to the Annual Meeting, a signed proxy card bearing a later date or a written revocation of the proxy;

•	voting again over the Internet before 11:59 p.m. Eastern Time on _____, 2016;

•	delivering to us at the Annual Meeting but prior to the taking of the vote a signed proxy card dated a later date or a written revocation; or

•	attending the Annual Meeting and voting in person.

If, however, you are a beneficial owner of shares of Common Stock that are not registered in your own name, you will need appropriate documentation from the holder of record of your shares to vote in person at the Annual Meeting.

Revoking a proxy will not affect the vote once it has been taken. Attendance at the Annual Meeting will not, in itself, constitute a revocation of a proxy. You must vote in person at the Annual Meeting if you wish to change a vote that you have previously made by submitting a signed proxy.

Q:	If I return my proxy can I still attend the Annual Meeting?

A:            You are encouraged to mark, sign and date the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope, so that your shares will be represented at the Annual Meeting. However, returning a proxy does not affect your right to attend the Annual Meeting and vote your shares in person.

Q:	What is the vote required to approve the proposals?

A:            The Amendment providing for the Reclassification must be approved by the affirmative vote of a majority of the number of shares of Common Stock present and voting at the Annual Meeting. As of the Record Date, record holders of our shares of Common Stock whose shares will remain Common Stock after the Reclassification own approximately [97.1%] of our outstanding shares of Common Stock. Therefore, if all of our shareholders whose shares of Common Stock will remain Common Stock after the Reclassification vote in favor of the Amendment, it will be approved. As of the Record Date, our directors and executive officers beneficially owned [1,093,843] of our Common Stock, excluding stock options and convertible Preferred Stock.

With respect to the election of directors, the seven nominees receiving the highest number of votes will be elected.

The ratification of the selection of Elliott Davis Decosimo, PLLC as our Company’s independent registered public accounting firm will be effective if a majority of the number of shares present and voting at the Annual Meeting vote for such ratification.

The proposal to adjourn the Annual Meeting, if necessary or appropriate, in order to solicit additional proxies in favor of any of the proposals and any other matter submitted to the shareholders will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Holders of shares of our Preferred Stock, are not entitled to vote on any of the proposals to be voted on at the Annual Meeting.

Q:	What constitutes a “quorum” for the Annual Meeting?

A:            A majority of the outstanding shares of our Common Stock, present or represented by proxy, constitutes a quorum. We need [1,774,833] shares of our Common Stock, present or represented by proxy, to have a quorum at the Annual Meeting. A quorum is necessary to conduct business at the Annual Meeting. You are part of the quorum if you have voted by proxy.

Q:	What is the effect of abstentions and broker non-votes?

A:            Abstentions and broker non-votes will be treated as present for purposes of determining a quorum but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. If your broker does not receive instructions from you, your broker will not be able to vote your shares on the Amendment and Reclassification proposal, or the election of directors, resulting in a broker non-vote. So long as a quorum is present, abstentions and “non-votes” will have no effect on the Amendment and Reclassification proposal, the election of directors, the ratification of the selection of Elliott Davis Decosimo, PLLC or the adjournment proposal and any other proposal that properly comes before the Annual Meeting.

Q:	Who pays for the solicitation of proxies?

A:            This Proxy Statement is being furnished in connection with the solicitation of proxies by our Board of Directors. We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. Solicitation of proxies will be made initially by mail. Directors, officers and employees of our Company and our wholly-owned bank subsidiary also may solicit proxies in person, by telephone or other means without additional compensation. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. These brokerage houses and other custodians, nominees, and fiduciaries will be reimbursed for their reasonable expenses incurred in such connection. We have not retained any outside party to assist in the solicitation of proxies. Our Board reserves the right to engage a proxy solicitor to assist the Board in the solicitation of proxies in connection with this Annual Meeting.

Q:	When are shareholders proposals for the 2017 annual meeting due?

A:            In order for any proposals by shareholders to be included in the Company’s 2017 Proxy Statement and to be considered at the 2017 Annual Meeting, all such proposals intended for presentation at the 2017 Annual Meeting must be mailed to _________________________________ and must be received no later than December __, 2016.

Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s 2017 Proxy Statement) a shareholder must forward such proposal to ______________ at the address set forth above prior to ____________, 2017.

BENEFICIAL OWNERSHIP OF SECURITIES

To the Company’s knowledge, as of December 31, 2015, listed below are the only shareholders of the Company who owned more than five percent of the outstanding Common Stock. The following table sets forth certain information as to these shareholders:

Name of Shareholder	Shares Beneficially Owned	Percent of Shares Beneficially Owned

Betty Wright	429,907	11.68	%(1)
1234 Greenhill Road
Mount Airy, NC 27030

Tamra W. Thomas
660 Kingsbury Circle	472,301	13.31%
Winston-Salem, NC 27106

(1)	The ownership percentage of the named shareholder is calculated based on the total of 3,549,665 shares of Common Stock issued and outstanding at December 31, 2015, plus the number of shares of Common Stock that can be issued to that individual upon the exercise of 36,161 shares of Series A Preferred Stock and 43,373 shares of Series D Preferred Stock beneficially owned by the individual.

The following table shows, as of December 31, 2015, the number of securities beneficially owned by each director and named executive officer and by all directors and principal officers of the Company as a group:
Beneficial Owner	Common Stock beneficially owned(1)	Series A Preferred beneficially owned(2)	Series D Preferred beneficially owned(3)	Percent of Common Stock beneficially owned(4)

Edward C. Ashby, III (director, President & CEO)	174,444	5,090	17,655	4.88%
Elizabeth Johnson Lovill (director)	115,392	3,572	7,063	3.24%
Robert H. Moody (Chairman)	130,258	7,786	7,200	3.64%
Pedro A. Pequeno, II (Senior Vice President)	34,196	-0-	-0-	*
F. Eugene Rees (Vice Chairman)	140,624	11,000	14,125	3.91%
Tamra W. Thomas (director)	472,301	-0-	-0-	13.31%
Mark H. Towe (Senior Vice President and CFO)	17,476	-0-	-0-	*
Tom G. Webb (director)	85,357	1,800	7,063	2.40%
Buddy E. Williams (director)	77,865	5,372	7,063	2.18%
Directors and executive officers as a group (9 persons)	1,247,219	36,420	60,169	33.67%

* Owns less than one percent of the outstanding Common Stock.

(1)	For each Director and executive officer listed above, this column includes the number of shares of Common Stock capable of being issued within 60 days of December 31, 2015, (i) upon the conversion of the Series A Preferred Stock listed in the second column at the conversion rate shown in footnote (2) below, (ii) upon the conversion of the Series D Preferred Stock listed in the third column at the conversion rate shown in footnote (3) below, and (iii) upon the exercise of the following stock options held by the named individual: Pequeno – 4,606 shares; principal officers and directors as a group – 4,606 shares. To the Company’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following shares of Common Stock and Series A Preferred Stock for which the individual indicates that he or she shares voting and/or investment power: Ashby – 61,835 shares of Common Stock and 447 shares of Series A Preferred Stock; Pequeno – 18,752 shares of Common Stock; Rees – 13,409 shares of Common Stock and 1,800 shares of Series A Preferred Stock; Thomas – 114,549 shares of Common Stock; Towe – 4,158 shares of Common Stock; Webb – 14,756 shares of Common Stock; Williams – 3,843 shares of Common Stock and 1,800 shares of Series A Preferred Stock; principal officers and directors as a group – 231,302 shares of Common Stock and 4,047 shares of Series A Preferred Stock.
(2)	This column indicates the number of shares of Series A Preferred Stock held by the named individual at December 31, 2015. Each share of Series A Preferred Stock is convertible into 2.2955 shares of Common Stock.
(3)	This column indicates the number of shares of Series D Preferred Stock held by the named individual at December 31, 2015. Each share of Series D Preferred Stock is convertible into 1.10 shares of Common Stock.
(4)	The ownership percentage of each individual is calculated based on the total of 3,549,665 shares of Common Stock issued and outstanding at December 31, 2015, plus the number of shares of Common Stock that can be issued to that individual within 60 days of December 31, 2015, upon the exercise of stock options held by the individual plus the number of shares of Common Stock into which that individual may convert his or her shares of Series A and Series D Preferred Stock. The ownership percentage of the group is based on the total shares of Common Stock outstanding plus the number of shares of Common Stock that can be issued to the entire group within 60 days of December 31, 2015, upon the exercise of all stock options held by the group plus the number of shares of Common Stock into which the entire group may convert their shares of Series A and Series D Preferred Stock.

PROPOSAL 2:  ELECTION OF DIRECTORS

Board Size and Membership

Under our Articles of Incorporation and Bylaws, the number of directors shall be the number the Board determines from time to time prior to each annual meeting of shareholders at which directors are to be elected. That number cannot be less than five or more than 12. The Board, by resolution, has fixed the number of directors for 2016 at seven.

Director Independence

Our Common Stock is not traded on any exchange, but we have chosen to observe the independence requirements of the NASDAQ. Other than our President and CEO, Edward C. Ashby, III, all of the members of the Board satisfy the independence requirements stated in the applicable NASDAQ rules. The Company rents door mats from Professional Rental Services, of which F. Eugene Rees, a director of the Company, serves as President, but the rental payments do not exceed the safe harbor amounts of the independence standards in the NASDAQ rules.

All Directors to be Elected at this Annual Meeting

At the Annual Meeting, all seven directors have been nominated to serve one year terms expiring at the Annual Meeting of Shareholders in 2017, or until their successors are elected and qualified.

How Votes Will be Counted

Unless you give instructions to the contrary, the proxies received will vote for the election of the seven nominees listed below by casting the number of votes for each nominee designated by the shareholder proxies. If, at or before the meeting time, any of these nominees should become unavailable for any reason, the proxyholders have the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any of the nominees will become unavailable.

Votes Needed to Elect

The seven nominees receiving the highest number of votes will be elected.

Board Recommendation

The Board has nominated seven incumbent Board members for re-election. These nominees have served as directors of the Bank, since the Bank’s incorporation on July 15, 1996, with the exception of Mr. Rees, who has served since 1997, Mr. Williams, who has served since 2001, and Ms. Thomas, who has served since July 2012. The Board recommends that shareholders vote for each of the seven nominees.

Nominees

Listed below are the names of the nominees for election to the seven Board seats, their ages at December 31, 2015, and their principal occupations during the past five years.

Name and age	Principal occupation over last five years

Edward C. Ashby, III, 62	President and Chief Executive Officer, Surrey Bancorp since 2003; President and Chief Executive Officer, Surrey Bank & Trust.

Elizabeth Johnson Lovill, 60
Vice President, Town & Country Builders, Inc. (residential construction); Owner, Lovill Enterprises (real estate development); Part owner, High Cotton Interiors, LLC (retail sales); all of Mount Airy, North Carolina.

Robert H. Moody, 61	President of Moody Funeral Services, Inc.; Partner, Moody Investment Co., LLC and DWM Properties, LLC (real estate); all of Mount Airy, North Carolina.

F. Eugene Rees, 64
President, F. Rees Company (retailer); Owner, Professional Rental Services, Inc.; Owner, REF Properties (commercial real estate development and management); Partner, Ingleside Development, LLC (residential real estate development); Partner, R&L Construction of Mount Airy, LLC (general contractor); all of Mount Airy, North Carolina.

Tamra W. Thomas, 63	Retired; former North Carolina public school teacher, Winston-Salem, NC.

Tom G. Webb, 64
Commercial Real Estate Developer; Owner-manager of Fairmont Associates, LLC and Westwood Partners, LLC (shopping centers); President, Mayberry RFD, Inc. (development management company); investor, Lewis Farms (vineyard financial investment); Board member, Old North State Winery, Inc.; advisor, Fabrica Development, Inc. (wholesale products supplier); and Parkway Associates, LLC (investment group dissolved in 2010); all of Mount Airy, North Carolina.

Buddy E. Williams, 78
President, Ten Oaks, LLC (hardwood floor manufacturing); Managing partner, Williams & Birkett, LLC (land acquisition and development); Managing partner, TGV Property, LLC (management of commercial and rental property); all of Stuart, Virginia.

Director Qualifications

In evaluating a director candidate, we consider a variety of factors, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any core competencies or technical expertise necessary to provide oversight to the Company’s operations. In addition to fulfilling the above criteria, six of the seven nominees for re-election named above satisfy the independence requirements stated in the rules of the NASDAQ (Mr. Ashby being the exception as he is an employee of the Company). The Board believes that all seven nominees are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.

Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and Board service, executive management, private equity, finance, construction, manufacturing, and marketing. Five nominees have experience in real estate development, which comprises a significant part of the Bank’s loan portfolio. The following discussion of each director’s specific experience, qualifications, attributions or skills led to the conclusion that each person should be nominated to serve as a director of the Company.

Edward C. Ashby, III. Mr. Ashby has over 40 years of experience in the banking industry, most of that in leadership positions. He has extensive experience in branch administration, asset/liability management, investments, collections, residential and commercial real estate appraisals, residential and commercial real estate lending, and business and industry lending. Mr. Ashby serves on the North Carolina Banking Commission. He also serves in leadership positions on the boards of directors for several local non-profit organizations.

Elizabeth Johnson Lovill. In addition to operating her own retail sales companies, Ms. Lovill has managerial responsibilities in several family-owned companies, including a residential realty and construction company and a real estate development company. Ms. Lovill has provided venture capital for local start-up companies and is involved with several local non-profit organizations.

Robert H. Moody. Mr. Moody is the third-generation owner of a funeral home that has three locations in Surry County, North Carolina, and Patrick County, Virginia, which gives him extensive knowledge of the communities in which the Bank operates. He also has experience in managing commercial real estate investments. Mr. Moody is a past president of the North Carolina State Board of Funeral Service; past president of the North Carolina Funeral Directors Association, and previously served as a trustee of Northern Hospital of Surry County. Mr. Moody has also served on numerous local non-profit boards of directors.

F. Eugene Rees. Mr. Rees is the second generation owner of a clothing retailer. He is also a real estate developer who owns and manages several commercial properties, in addition to the development and sale of residential properties. He is active in community affairs and currently serves on the Surry Community College Board of Trustees, for which he formerly served as Chairman. He has extensive experience in finance and qualifies and serves as the Company’s audit committee financial expert under SEC guidelines.

Tamra W. Thomas. Mrs. Thomas is the daughter of the former Chairman and one of the founding directors of the Company, Hylton Wright. She has the consent of the Federal Reserve System to own in excess of ten percent of the Company’s Common Stock. She has completed the North Carolina Bank Directors’ College. Mrs. Thomas is co-manager of a charitable trust, previously served on the Provincial Women’s Board of the Southern Province of the Moravian Church, and holds leadership positions with non-profit organizations in the Winston-Salem area.

Tom G. Webb. Mr. Webb is an experienced commercial real estate developer and property manager. He previously worked in economic development, serving as both a staff member and consultant for governmental agencies in the Company’s market area. In his role with economic development, Mr. Webb was involved in projects such as the construction of industrial development parks, an airport extension, and flood control projects and obtaining grants for building and water and sewer projects. Mr. Webb remains active in community affairs on a volunteer basis, serving on numerous local non-profit boards.

Buddy E. Williams. Mr. Williams was elected to the Board following the Bank’s expansion into Virginia. He manages several family-owned companies engaged in land acquisition and development and acquisition and management of commercial and industrial properties. Mr. Williams has served on the boards of directors of state and national lumber-related trade organizations, as well as many numerous non-profit organizations in Virginia.

Director Relationships

Board Relationships

No director or principal officer is related to another director or principal officer.

Other Directorships

No director is or has been a director during the preceding five years of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act.

Director Nominations

Nominations for election to the Board are made by a vote of all the members of the Board other than Mr. Ashby, the Company’s President and CEO, who is not independent within the meaning of the rules of the NASDAQ. The Board does not have a nominating committee. No nominations are contemplated for the foreseeable future in view of the current size of the Board unless a vacancy on the Board arises. The Company’s bylaws currently require that nominations for election to the Board shall be made by the Board. Under the independence requirements of the rules of the NASDAQ, Mr. Ashby may not participate in the Board vote on director nominations. All members of the Board are also directors of the Bank. The nomination of any person for election to the Board may also be made by a shareholder entitled to vote in such election. See “- Nominations of Directors” in this Proxy Statement for further details. For both nominees submitted by the Company or by the shareholders for election to the Board, the Board considers several factors beyond those set forth above in determining whether to nominate a candidate for election to the Board. These additional factors include the nominee’s personal and professional integrity, ability and judgment and his or her ability to be effective, in conjunction with the other Board members and nominees, in collectively serving the long-term interests of the Company’s shareholders. The Board also considers the overall composition of the Board taking into consideration such factors as business experience and specific areas of expertise of each Board member. While the Board does not have a specific policy with respect to its Board members’ diversity, the Board does consider each nominee’s potential to contribute to the diversity of backgrounds which the Board desires to have represented.

Board Attendance and Fees

The Board held 12 meetings in 2015. All directors attended at least 75% of all Board meetings. In 2015, the directors received fees in the amount of $625 per Board meeting and $250 per committee meeting that was not convened during a Board meeting. Directors are expected to receive the same monthly fees in 2016. It is the policy of the Board that all Directors attend shareholder meetings. All of the Directors who were in office at that time attended the 2015 Annual Meeting.

The Company has a deferred compensation plan under which directors may elect to defer their fees. Participating directors receive an additional 30% matching contribution and will be paid an annual benefit for a specified number of years after retirement, generally beginning at age 70. The maximum payout period is ten years. Deferred directors’ fees are held in a rabbi trust that earns interest at market rates.

2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)

Elizabeth Johnson Lovill	21,665	21,665

Robert H. Moody	22,994	22,994

F. Eugene Rees	23,255	23,255

Tamra W. Thomas	16,310	16,310

Tom G. Webb	22,797	22,797

Buddy E. Williams(1)	11,250	11,250

(1)	Director Williams elected not to defer his compensation. All other directors have deferred their compensation and the table above reflects the 30% matching contribution those directors received.

Committees of the Board of Directors

The Board has established the following committees on which all members of the Board serve, with the exception of the Audit Committee and the Compensation Committee, upon which Mr. Ashby does not serve.

•	Executive Committee. The Executive Committee establishes and monitors all policies of the Company and compliance therewith. The Executive Committee held no meetings during 2015. The chair of the Executive Committee is Mr. Rees.

•	Compensation Committee. The charter for the Compensation Committee is available on the Bank’s corporate website located at http://www.surreybank.com. In accordance with its Charter, the Compensation Committee approves compensation for senior management of the Company. The Compensation Committee approves compensation based upon a review of the compensation earned by executive officers with financial institutions of similar asset size in North Carolina from an annual survey of compensation prepared by the North Carolina Bankers Association. Mr. Ashby recommends and participates in discussions about base salaries other than his own and is also permitted to discuss the targets for incentive cash compensation. Mr. Ashby is not present while his compensation is being discussed or approved by the Compensation Committee. The Compensation Committee is also responsible for granting options pursuant to the Company’s Incentive Stock Option Plan and the Non-Employee Directors’ Stock Option Plan. Neither the Compensation Committee nor the Company’s management engaged a compensation consultant during the last fiscal year to provide advice or recommendations on the amount or form of executive and director compensation. The Compensation Committee met once in 2015. The Compensation Committee consists of Directors Thomas (Chair), Rees, Webb, and Williams.

•	Audit Committee. The Audit Committee recommends to the Board the engagement of the Company’s independent auditors, determines the scope of the annual audit and any special audit of the Company, oversees the administrative, operational and internal controls of the Company, reviews compliance with accounting policies and procedures and establishes and oversees an internal audit program. The Audit Committee held four meetings in 2015. The Chair of the Audit Committee is Mrs. Lovill. All of the members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of the NASDAQ. Mr. Rees serves as the audit committee financial expert. His qualifications to serve as the audit committee financial expert are listed under “Nominees” above.

•	Other standing committees. The Board of the Bank has approved one additional standing committee, the Loan Committee, to which certain responsibilities have been delegated.

Corporate Governance: Board Leadership and Risk Oversight

Mr. Ashby serves as the President and CEO and Mr. Moody serves as the Chairman of the Board of the Company. The Company has determined that splitting the role of Chairman of the Board and the President and CEO is appropriate for the Company, because the Board believes it is prudent to have an independent director set the agenda for Board meetings instead of an inside director. The Board has concluded that this arrangement enhances the directors’ ability to exercise their oversight role.

The officers of the Company are responsible for managing the Company’s risks on a day-to-day basis. The ultimate responsibility for risk oversight rests with the Board. Oversight of the Company’s risk management functions is conducted primarily through the Audit and Loan Committee. These Committees are each chaired by independent directors in order to provide a measure of third-party objectivity to the review of the officers’ management of risk.

Report of the Audit Committee

In accordance with its Charter (which is available on the website at http://www.surreybank.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Committee Charter, each Committee member satisfies the independence and financial literacy requirements for serving on the Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of the NASDAQ. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.

The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence, and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee also discussed the interim financial information contained in earnings announcements with the independent auditors prior to the public release of each such announcement.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission (“SEC”). The Audit Committee also approved the reappointment of the independent auditors.

This report is submitted by the Audit Committee:  Elizabeth Johnson Lovill (Chair), Robert H. Moody, F. Eugene Rees, Tamra W. Thomas, Tom G. Webb, and Buddy E. Williams.

Shareholder Communications with Directors

The Company encourages all shareholders who wish to communicate with any of the directors to send such inquiries by mail, telephone or email to the Company. The Company will forward all communications to the named director or, if no particular director is named, to the appropriate committee of the Board for consideration.

Code of Ethics

The Company has adopted a Code of Ethics for senior officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the website at http://www.surreybank.com. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website.

Transactions with Directors and Officers

As the operating subsidiary of the Company, the Bank has had, and expects to have in the future, banking transactions in the ordinary course of the Bank’s business with directors, principal officers and their associates. All transactions with directors, principal officers and their associates were made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral and repayment terms, as those prevailing at the same time for other comparable transactions, and have not involved more than normal risks of collectability or presented other unfavorable features.

Reports of Changes in Beneficial Ownership

Directors and principal officers of the Company are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of shares of capital stock. To the Company’s knowledge, all such reports required during 2015 were timely filed.

MANAGEMENT OF THE COMPANY

Executive Officers

The Company’s Bylaws provide that the Board shall elect the officers of the Company for a term of one year. The executive officers subject to election have served in their present capacities since the Company’s incorporation.

Name and Age at December 31, 2015	Principal Occupation Over Last Five Years

Edward C. Ashby, III, 62	President and Chief Executive Officer, Surrey Bancorp; President and Chief Executive Officer, Surrey Bank & Trust.

Mark Harrison Towe, 59	Senior Vice President and Treasurer, Surrey Bancorp; Senior Vice President and Chief Financial Officer, Surrey Bank & Trust.

Pedro A. Pequeno, II, 48	Senior Vice President and Assistant Secretary, Surrey Bancorp; Senior Vice President and Chief Lending Officer, Surrey Bank & Trust.

Executive Compensation

During 2015 all employees of the Company were compensated by the Bank, the principal subsidiary of the Company.

Cash Compensation

This table sets forth certain information regarding the compensation paid by the Bank to or for our current President and CEO and the other two most highly compensated executive officers who were serving as such at December 31, 2015 (our “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Comp. ($)		Total Comp. ($)
Edward C. Ashby, III	2015	191,336	50,344	134,479	(1)	376,159
President and CEO	2014	186,660	38,202	98,570	(2)	323,432
	2013	182,112	35,495	97,986	(3)	315,593

Pedro A. Pequeno, II	2015	155,288	36,645	32,821	(4)	224,754
Senior Vice President CLO	2014	144,398	34,298	28,131	(5)	206,827
	2013	140,881	31,072	25,731	(6)	197,684

Mark H. Towe	2015	135,630	30,056	47,528	(7)	213,214
Senior Vice President and CFO	2014	132,026	22,732	37,104	(8)	191,862
	2013	126,488	20,170	34,524	(9)	181,182

(1)	Includes $95,106 expensed by the Bank in 2015 under Mr. Ashby’s Salary Continuation Agreement, deferred director’s fees of $16,964, matching contributions made by the Bank under the Bank’s salary deferral plan under Section 401(k) of the Code (“401(k) Plan”) of $11,565, the value attributable to the use of a company vehicle, and the value of excess life insurance.
(2)	Includes $62,856 expensed by the Bank in 2014 under Mr. Ashby’s Salary Continuation Agreement, deferred director’s fees of $16,304, matching contributions made by the Bank under the Bank’s salary deferral plan under the 401(k) Plan of $10,677, the value attributable to the use of a company vehicle, and the value of excess life insurance.
(3)	Includes $61,191 expensed by the Bank in 2013 under Mr. Ashby’s Salary Continuation Agreement, deferred director’s fees of $16,321, matching contributions made by the Bank under the Bank’s 401(k) Plan of $10,971, the value attributable to the use of a company vehicle, and the value of excess life insurance.
(4)	Includes $20,431 expensed by the Bank in 2015 under Mr. Pequeno’s Salary Continuation Agreement, matching contributions made by the Bank under the Bank’s salary deferral plan under the 401(k) Plan of $11,636, the value attributable to the use of a company vehicle, and the value of excess life insurance.
(5)	Includes $16,966 expensed by the Bank in 2014 under the Mr. Pequeno’s Salary Continuation Agreement, matching contributions made by the Bank under the Bank’s salary deferral plan under the Bank’s 401(k) Plan of $10,710, and the value of excess life insurance.
(6)	Includes $14,744 expensed by the Bank under the Mr. Pequeno’s Salary Continuation Agreement, matching contributions made by the Bank under the Bank’s salary deferral plan under the Bank’s 401(k) Plan of $10,317, and the value of excess life insurance.
(7)	Includes $35,796 expensed by the Bank in 2015 under Mr. Towe’s Salary Continuation Agreement, matching contributions made by the Bank under the Bank’s salary deferral plan under the 401(k) Plan of $9,941, the value attributable to the use of a company vehicle, and the value of excess life insurance.
(8)	Includes $26,677 expensed by the Bank in 2014 under Mr. Towe’s Salary Continuation Agreement, matching contributions made by the Bank under the Bank’s salary deferral plan under the Bank’s 401(k) Plan of $9,273, and the value of excess life insurance.
(9)	Includes $24,223 expensed by the Bank under Mr. Towe’s Salary Continuation Agreement, matching contributions made by the Bank under the Bank’s salary deferral plan under the Bank’s 401(k) Plan of $8,799 and the value of excess life insurance.

Outstanding Equity Awards at Fiscal Year-End

The following tables contain information with respect to outstanding equity awards of the Company held by the named executive officers at December 31, 2015:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable/Unexercisable	Option Exercise Price ($)	Option Expiration Date

Pedro A. Pequeno, II	4,606	12.06	May 23, 2017

Terms of the Employment Agreements

The Bank is a party to employment agreements with Mr. Ashby, President and Chief Executive Officer, Mr. Pequeno, Senior Vice President, and Mr. Towe, Senior Vice President and Chief Financial Officer (the “Employment Agreements”). The term of each Employment Agreement is three years. On each anniversary of the effective date of an Employment Agreement, the term of the Agreement is automatically extended for an additional one-year period beyond the then-effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date, advising the other that the Employment Agreement shall not be further extended. No such notice has been given by either party. In addition, the officers have the option to terminate their respective Employment Agreement upon 60 days written notice to the Bank. While each officer is employed by the Bank and for one year following termination of employment, the Employment Agreements prohibit each officer from competing with the Bank.

Under the Employment Agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board. For 2016, Mr. Ashby’s compensation has been established at $198,230, Mr. Pequeno’s compensation has been established at $159,952 and Mr. Towe’s compensation has been established at $139,127. Under the Employment Agreements, each officer is entitled to all fringe benefits generally provided by the Bank for its employees.

Terms of the Salary Continuation Agreements

The Bank is a party to Salary Continuation Agreements with certain officers, including Mr. Ashby, Mr. Pequeno, and Mr. Towe, to supplement the amount that these officers can defer under the Bank’s 401(k) Plan because of federal tax code limitations on the amount of compensation that may be deferred by highly compensated employees. Such plans are a common component of the compensation packages of the peer banks with which the Bank competes, and of the financial institution industry generally. The Bank has purchased, and is the primary beneficiary, of life insurance policies on each officer which are intended to offset the cost of these retirement benefits. These retirement benefits are unfunded and are not intended to be a tax-qualified retirement plan under Section 401(a) of the Code.

At normal retirement age of 65, the Salary Continuation Agreements provide that Messrs. Ashby, Pequeno and Towe will be paid an annual benefit equal to $89,900, $88,231, and $50,827, respectively, from retirement until death. In the case of disability prior to the normal retirement age of 65, the benefit is reduced to the amount accrued by the Bank for the benefit at such date. The full benefit is also payable at the officer’s normal retirement age following a change of control of the Bank, as defined below. If the officer dies while employed by the Bank, the Bank shall pay the amount accrued by the Bank for the benefit at such date in a lump sum to the officer’s beneficiary. If the officer dies while receiving the benefit, the Bank shall pay the balance in the accrued liability retirement account to the officer’s beneficiary. If the officer voluntarily leaves employment with the Bank, the Bank shall pay the amount accrued by the Bank for the benefit at such date in lump sum. No benefit will be payable if the officer is terminated for “cause,” as defined in the Salary Continuation Agreements.

Potential Payments Upon a Change of Control

The Employment Agreements and Salary Continuation Agreements provide for certain payments to Mr. Ashby, Mr. Pequeno, and Mr. Towe if their employment is terminated following a “change of control.” “Change of control” is defined to mean any of the following events:

•	any person or group acquires beneficial ownership of representing more than fifty percent (50%) of the fair market value or voting power of the Company’s securities; or

•	during any period of twelve consecutive months, any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the Company, or a majority of the Company’s Board of Directors is replaced by individuals who were not appointed, or whose election was not endorsed in advance, by a majority the Company’s Board of Directors; or

•	during any period of twelve consecutive months, any person or group acquires more than forty percent (40%) of the assets of the Company.

Under the terms of the Employment Agreements, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after such change of control, that he has not been assigned duties, responsibilities, and status commensurate with his duties prior to such change of control, his salary has been reduced below the amount he would have received under his Employment Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location.

Upon a termination of employment following a change of control, the Bank has agreed to pay each officer an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Code. This compensation is payable in a lump sum. The Bank has the right, under the Employment Agreements, to reduce any such payments as necessary under the Code to avoid the imposition of excise taxes on the officers or the disallowance of a deduction to the Bank.

As noted above, the full retirement benefit under the terms of the Salary Continuation Agreements is payable at the officer’s normal retirement age following a change of control.

Potential payments upon termination. Under the terms of the Employment Agreements, in the event an officer’s employment is terminated by the Bank without cause, the Bank is obligated to pay each officer the compensation and benefits provided for in the Employment Agreements for the remaining term of each Employment Agreement. Termination for cause includes termination because of the officer’s personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Employment Agreement.

If the officer voluntarily leaves employment with the Bank, the Bank shall pay the amount accrued by the Bank for the retirement benefit under the terms of the Salary Continuation Agreements at such date in lump sum. No retirement benefit under the terms of the Salary Continuation Agreements will be payable if the officer is terminated for cause.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Elliott Davis Decosimo, PLLC, Certified Public Accountants (“Elliott Davis Decosimo”) as the independent registered public accounting firm of the Company’s financial statements for the year ending December 31, 2016. Although shareholder ratification of the appointment of Elliott Davis Decosimo is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Elliott Davis Decosimo is not ratified by our shareholders, the Audit Committee may appoint another independent public accounting firm or may decide to maintain the appointment of Elliott Davis Decosimo. Even if the appointment of Elliott Davis Decosimo is ratified by the shareholders at the Annual Meeting, the Audit Committee, in its discretion, may select a different independent public accounting firm at any time during the year.

The Audit Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by the Company’s independent accountants, the Committee carefully reviews the policies and procedures for the engagement of the independent accountants. The Audit Committee discussed with Elliott Davis Decosimo the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2015. The fees billed for services were compatible with Elliott Davis Decosimo maintaining their independence.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Elliott Davis Decosimo, PLLC, as the independent registered public accounting firm for the Company for the year ending December 31, 2016.

PROPOSAL 4: APPROVAL OF ADJOURNMENT OF THE ANNUAL MEETING

This proposal would give the proxy holders discretionary authority to vote to adjourn the Annual Meeting if there are not sufficient affirmative votes present at the Annual Meeting to approve the proposals that may be considered and acted upon. Any adjournment of the Annual Meeting may be made without notice, other than by an announcement made at the Annual Meeting. Approval of this proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Annual Meeting, to solicit additional proxies to determine whether sufficient shares will be voted in favor of or against the proposals. If the Company is unable to adjourn the Annual Meeting to solicit additional proxies, the proposals may fail, not because shareholders voted against the proposals, but rather because there were not sufficient shares represented at the Annual Meeting to approve the proposals. The Company has no reason to believe that an adjournment of the Annual Meeting will be necessary at this time.

This proposal will be approved if the number of shares voted in favor of this proposal exceeds the number of shares voted against the proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.

Our Board of Directors recommends that the shareholders vote FOR the approval of a potential adjournment of the Annual Meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the year ended December 31, 2015, was Elliott Davis Decosimo, PLLC, Certified Public Accountants, whom the Audit Committee of the Board has selected as the Company’s independent registered public accounting firm for the year ended December 31, 2016. Representatives of Elliott Davis Decosimo will be present at the Annual Meeting with the opportunity to make a statement if they desire, and they will be available to respond to appropriate questions.

Audit Fees

Audit fees include fees billed to the Company by Elliott Davis Decosimo in connection with the annual audit of the Company’s financial statements and review of the Company’s interim financial statements. The aggregate fees billed to the Company by Elliott Davis Decosimo for audit services rendered to the Company for the fiscal year ended December 31, 2014, were $89,729 and such fees are estimated for the fiscal year ended 2015 to be $95,141.

Audit-Related Fees

Audit-related services include agreed upon procedures related to internal controls over credit grading. No fees were billed to the Company by Elliott Davis Decosimo for audit-related services for the fiscal years ended December 31, 2014 and 2015.

Tax Fees

Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to the Company by Elliott Davis Decosimo for tax-related services for the fiscal year ended December 31, 2014, were $14,175 and such fees for the fiscal year ended 2015 were $17,150.

All Other Fees

There were no additional fees billed to the Company by Elliott Davis Decosimo for the fiscal years ended December 31, 2014 and 2015.

In accordance with its Audit Committee Charter, the Company’s Audit Committee must approve in advance any audit and permissible non-audit services provided by the Company’s independent auditors and the fees charged.

FINANCIAL INFORMATION ABOUT THE COMPANY

Selected Historical Financial Information

Set forth below is our selected historical consolidated financial information, which was derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which we refer to as the Annual Report, and from other information and data contained in the Annual Report.

The following schedule presents the results of operations, cash dividends declared, share dividends declared, total assets, shareholder’s equity and per share information for the Company for each of the five years ended December 31, 2015:

SURREY BANCORP FINANCIAL HIGHLIGHTS

	As of and for the Year Ended December 31,
	2015	2014	2013	2012	2011
	(dollars in thousands, except per share amounts)

Interest income	11,104	10,816	10,539	10,954	10,936

Interest expense	1,135	1,350	1,505	1,671	2,116

Net interest income	9,969	9,466	9,034	9,283	8,820

Loan loss provision	242	212	320	471	744

Non-interest income	2,718	3,255	2,907	2,614	2,571

Non-interest expense	7,659	7,315	6,972	6,922	7,031

Income before income tax	4,786	5,194	4,649	4,504	3,616

Net income	3,061	3,443	2,889	2,783	2,247

Total assets	257,777	253,201	240,919	229,912	224,728

Loans, net of unearned income	201,367	193,104	183,284	176,981	179,327

Securities	5,341	4,364	4,550	3,503	2,506

Deposits	212,688	206,667	195,801	187,823	183,938

Total long-term debt	2,750	6,250	7,750	7,750	8,100

Per Share Data:

Net Income-Basic	0.81	0.92	0.76	0.73	0.58

Net Income-Diluted	0.73	0.82	0.69	0.67	0.54

Cash dividends paid	0.27	0.22	0.21	0.18	0.15

Book Value per share	9.80	9.27	8.57	8.01	7.45

Total average equity (1)	38,219	35,702	33,634	31,422	29,832

Total average assets (1)	262,006	249,725	237,659	225,375	224,260

	As of and for the Year Ended December 31,
	2015	2014	2013	2012	2011
	(dollars in thousands, except per share amounts)
Ratios

Avg equity to avg assets	14.59%	14.30%	14.15%	13.94%	13.30%

Return on average equity	8.01%	9.65%	8.59%	8.86%	7.53%

Return on average assets	1.17%	1.38%	1.22%	1.23%	1.00%

Dividend payout ratio	33.30%	23.95%	27.50%	24.53%	25.70%

Earnings to fixed charges

(1)	Total average equity and total average assets above excludes the unrealized gain or loss on investment securities.

Unaudited Pro Forma Consolidated Financial Information

The summary pro forma balance sheet data is based on historical data as of December 31, 2015, adjusted to give effect to the conversion of 102,920 shares of Common Stock (which constitute the shares held by those holders of less than 300 shares of Common Stock into shares of Class A Common Stock in the Reclassification). The pro forma balance sheet data is based on the assumption that an aggregate of 51,460 shares of Common Stock will be converted into an equal number of shares of Class A Common Stock and that expenses of $70,000 will be incurred in the Reclassification. We have assumed that all of the cash required for the expenses of the transaction was paid from a cash dividend paid to us by the Bank. We have adjusted the pro forma income statement data for the effects of the anticipated cost savings expected as a result of the transaction, which are estimated at $170,000 for the first twelve months following the transaction.  The estimated cost savings include an estimated current and additional staff time expense of $71,050 for the first twelve months following the transaction.

The following summary unaudited consolidated financial information gives effect to the Reclassification as if it had occurred on January 1, 2015 for the year ended December 31, 2015 information. The pro forma information set forth below is not necessarily indicative of what our actual financial position would have been had the transaction been consummated as of the above referenced dates or of the financial position that may be reported by us in the future.

SURREY BANCORP
Consolidated Pro Forma Balance Sheet
December 31, 2015
(In Thousands, Except Share and Per Share Data)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS

Cash and due from banks	5,874			5,874
Federal funds sold	1,218			1,218
Cash and cash equivalents	7,092			7,092

Interest bearing balances with banks	32,921	(700)		32,221
Securities available for sale	5,341			5,341

Loans held for sale	-			-

Loans
Loans net of unearned income	201,532			201,532
Allowance for loan losses	(3,627)			(3,627)
Total net loans	197,905			197,905

Bank premises and equipment	5,333			5,333
Accrued interest receivable	1,084			1,084
Other real estate	385			385
~~Federal Home Loan Bank stock~~	398			398
Company-owned life insurance	5,125			5,125
Prepaid FDIC insurance	-			-
Deferred tax assets, net	1,369			1,369
Prepayments and other assets	824			824
TOTAL ASSETS	257,777	(700)		257,077

LIABILITIES
Deposits
Non-interest bearing balances	54,619			54,619
Interest bearing balances	158,069			158,069
Total deposits	212,688			212,688

Securities sold under repurchase agreements	-			-
Other borrowed funds	2,750			2,750
Accrued interest payable	92			92
Other liabilities	3,576			3,576

TOTAL LIABILITIES	219,106			219,106

SHAREHOLDERS’ EQUITY
Preferred Stock, Series A	2,620			2,620
Preferred Stock, Series B	1,249			1,249
Common Stock, no par value; authorized - 10,000,000 shares; pro forma 9,000,000 3,549,665 shares issued and outstanding; pro forma 3,446,745	12,101	(1,312	)(1)	10,789
Class A Common Stock, no par value; authorized - 1,000,000 shares, 0 shares issued and outstanding; pro forma 51,460 issued and outstanding		612	(1) (2)	612
Capital surplus	-
Retained earnings	22,728			22,728
Accumulated other comprehensive income, net	(27)			(27)

TOTAL SHAREHOLDERS’ EQUITY	38,671	(700)		37,971

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	257,777			257,077

(1)	To record the reclassification of Class A Common Stock.
(2)	To record expenses of reclassification of $70,000, net of taxes of $25,648.

SURREY BANCORP
Consolidated Pro Forma Statement of Income and Comprehensive Income
For The Twelve Months Ended December 31, 2015
(In Thousands - Except Per Share and Ratio Data)
	Historical	Pro Forma Adjustments		Pro Forma
INTEREST INCOME:
Loans, including fees	10,891			10,891
Securities
Taxable	99			99
Non-taxable
Federal funds sold and other	3			3
Deposits with other banks	111			111
Total interest income	11,104			11,104

INTEREST EXPENSE:
Interest on deposits:
NOW Accounts	101			101
Savings & MMDAs	182			182
Time	647			647
Repurchase agreements	-			-
Borrowed funds	205			205
Total interest expense	1,135			1,135

NET INTEREST INCOME	9 ,969			9,969

Provision for loan losses	242			242

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,727			9,727

NON-INTEREST INCOME:
Service charges on deposit accounts	768			768
Fees on loans delivered to correspondents	95			95
Other service charges and fees	728			728
Income on company-owned life insurance	149			149
Security gains, net	(9)			(9)
Insurance and brokerage commissions	891			891
Other income	96			96
Total non-interest income	2,718			2,718

NON-INTEREST EXPENSES:
Salaries and employee benefits	3,993	(71	)(1)	3,922
Occupancy expense, net	483			483
Furniture and equipment expense	291			291
Data processing	464			464
Foreclosed assets, net	138			138
Postage printing and supplies	203	(12	)(1)	191
Professional fees	478	15	(1)	493
FDIC insurance expense	120			120
Other operating expenses	1,489	(32	)(1)	1,457
Total non-interest expenses	7,659	(100)		7,559

Income before taxes	4,786	100		4,886
Applicable income taxes	1,725	37	(2)	1,762

NET INCOME	3,061	63		2,941
Preferred stock dividends	(183)			(183)
Net income available to common stockholders	2,878			2,941
Earnings per common share:
Basic	0.81			0.83

Diluted	0.73			0.75

Comprehensive income
Net income	3,061			3,124
Reclassification adjustment for gains included in net income, net of tax	(25)			(25)
Change in unrealized gains (losses) on available for sale securities, net of tax	6			6
	(19)			(19)
Comprehensive income	3,042			3,105

(1)	Represents the estimated expenses of the proposed transaction of $70,000 offset by the estimated annual savings due to the proposed transaction of $170,000.
(2)	Represents the estimated tax effect due to the proposed transaction.

MARKET PRICE OF COMMON STOCK AND
DIVIDEND INFORMATION

Market for Common Stock

The Common Stock is traded in the over the counter market. Price quotations are available on the OTC Pink® marketplace under the symbol “SRYB.” The following table shows the high and low prices for each quarter of the fiscal years, and reflects inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions:

	Trading Prices	Dividends Paid(1)
1st Quarter, 2016 through March 15, 2016	$10.85 - $11.50	-

Total Annual Dividend, 2016		-
	Trading Prices	Dividends Paid(1)
1st Quarter, 2015	$13.40 - $16.49	-
2nd Quarter, 2015	$13.55 - $16.00	-
3rd Quarter, 2015	$11.15 - $14.00	-
4th Quarter, 2015	$11.00 - $12.74	$0.27
Total Annual Dividend, 2015		$0.27

1st Quarter, 2014	$10.40 - $12.75	-
2nd Quarter, 2014	$12.00 - $13.00	-
3rd Quarter, 2014	$12.00 - $14.75	-
4th Quarter, 2014	$13.00 - $15.50	$0.22
Total Annual Dividend, 2014		$0.22

1 Reflects dividend declaration date.

There were approximately [1,413] shareholders of record of the Common Stock as of the Record Date.

Dividends

The Company reviews its dividend policy at least annually. The amount of the dividend, while in the Company’s sole discretion, depends in part upon the performance of the Company. The Company’s ability to pay dividends is restricted by federal laws and regulations applicable to bank holding companies and by North Carolina laws relating to the payment of dividends by North Carolina corporations. Because substantially all operations are conducted through its subsidiaries, the Company’s ability to pay dividends also depends on the ability of the subsidiaries to pay dividends to the Company. The ability of the Bank to pay cash dividends to the Company is restricted by applicable regulations of the FDIC and the NCCOB.

ANNUAL REPORT

In accordance with the regulations of the SEC, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including the consolidated financial statements and schedules, accompanies this Proxy Statement. No part of the 2015 Annual Report shall be regarded as proxy‑soliciting materials or as a communication by means of which any solicitation is being or is to be made. The Company will furnish any exhibit to the Form 10-K upon payment of the cost of copying the exhibit, upon written request to:

Mark H. Towe
Senior Vice President
Surrey Bancorp
P.O. Box 1227
145 North Renfro Street
Mount Airy, North Carolina 27030

HOW TO SUBMIT SHAREHOLDER PROPOSALS

How to Submit a Shareholder Proposal for Possible Inclusion in the Company’s Next Proxy Statement

To be considered for inclusion in the proxy materials for the Company’s next annual meeting, shareholder proposals must be received at the Company’s principal office (currently, 145 North Renfro Street, Mount Airy, North Carolina 27030) not later than December __, 2016. In order for a proposal to be included in the Company’s proxy material for any annual meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of the shares of common stock entitled to be voted on that proposal at that annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of that annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities Exchange Act or related regulations. The Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.

Shareholder Proposals after December __, 2016

Proposals submitted after December __, 2016, will not be included in the proxy materials for the next annual meeting. However, if a shareholder wishes to have a proposal considered at the next annual meeting as other business, any such proposals should be delivered to the Company’s principal office no later than February __, 2017. Management proxies shall have discretionary authority to vote on any proposals received after February __, 2017.

Nominations of Directors

The Company’s Bylaws provide that shareholders may make nominations of directors if such nominations are made in writing and delivered or mailed to the Company not less than seven days nor more than 50 days prior to any meeting of shareholders called for the election of directors. Recommendations and nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the shareholders’ meeting, and upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.

Forward Looking Statements

Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undue reliance on any forward-looking statements made by, or on behalf us in this Proxy Statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “- Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available without charge, other than Internet access charges, from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).

OTHER MATTERS

Management knows of no other matters expected to be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors,

Edward C. Ashby, III
President

Appendix A

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
SURREY BANCORP

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: SURREY BANCORP.

2.	The text of each amendment adopted is as follows:

The first paragraph of Article II of the corporation’s Articles of Incorporation is hereby amended by deleting such paragraph in its entirety and by substituting in lieu thereof the following:

II.

Capital Stock. The amount of authorized capital stock of the corporation shall be 11,000,000 shares, to be divided into 10,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value.

Common Stock. There shall be two classes of common stock, of which 9,000,000 shares shall be designated Common Stock and 1,000,000 shares shall be designated Class A Common Stock.

Provisions Applicable Only to Common Stock. The holders of Common Stock shall have unlimited voting rights, with each share being entitled to one vote.

Provisions Applicable Only to Class A Common Stock.

(1)         Voting Rights. The holders of Class A Common Stock shall not have any voting rights, unless otherwise required by law.

(2)         Dividends. Dividends shall be paid on the Class A Common Stock before being paid on the Common Stock, but there shall be no requirement to declare any dividends, nor shall such dividends be cumulative. If dividends are declared on the Common Stock, the dividends payable on the Class A Common Stock shall be equal to $0.03 more than is declared and paid on the Common Stock. Notwithstanding the foregoing, no dividend or other distribution payable in Common Stock or rights or warrants to subscribe for Common Stock shall be declared on the Class A Common Stock and no dividend or other distribution payable in Class A Common Stock or rights or warrants to subscribe for Class A Common Stock shall be declared on the Common Stock, but instead, in the case of such a dividend or other distribution, each class shall receive such dividend or other distribution in like stock or rights or warrants to subscribe for like stock.

(3)         Conversion/Redemption. The Class A Common Stock shall have no conversion rights or redemption rights.

Mergers, Etc.  In the event of any merger, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Class A Common Stock will at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that each share of Common Stock would be entitled to receive as a result of such transaction.

Adjustment.  In the event of any stock split, combination or other reclassification of shares of either the Common Stock or the Class A Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Common Stock shall receive only shares of Common Stock and holders of Class A Common Stock shall receive only shares of Class A Common Stock.

Other Rights.  Except as otherwise provided herein, the Common Stock and Class A Common Stock shall have the same preferences, limitations and relative rights, share ratably with and be identical in all respects as to all matters.

Preferred Stock. Shares of preferred stock may be issued from time to time by the corporation in such series as the Board of Directors may determine and shall have such voting powers, designations, preferences, limitations, and relative rights as the Board of Directors may and hereby is authorized to determine.

3.	If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows:

(1)         Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns fewer than 300 shares of Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holders thereof, hereafter be reclassified as Class A Common Stock, on the basis of one share of Class A Common Stock per each share of Common Stock so reclassified, which shares of Class A Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.

(2)         Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder of record who owns 300 or more shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.

4.	The date of adoption of the foregoing amendments was as follows: _________________.

5.	The foregoing amendments were approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

6.	These Articles of Amendment will be effective upon filing.

This the _____ day of ____________, 2016.

SURREY BANCORP

Edward C. Ashby, III
President and Chief Executive Officer

Appendix B

Opinion of Financial Advisor

January 29, 2016

Board of Directors
Surrey Bancorp
North Renfro Street
Mount Airy, NC  27030

Members of the Board:

You have asked us to render our opinion relating to the fairness, from a financial point of view, to holders of the common stock, no par value per share (“Common Stock”) of Surrey Bancorp (the “Company”) of the cash consideration to be paid to those holders of record of less than 300 shares of Common Stock, who elect to receive $12.75 per share (the “Cash Election price”) in lieu of having each share of Common Stock reclassified (the “Reclassification”) as a share of Class A common stock of the Company (“Class A Common Stock”) pursuant to and in accordance with the terms more fully set forth in the proposed amendment to the Company’s Articles of Incorporation attached hereto (the “Amendment”).

Equity Research Services, as a customary part of its financial advisory and appraisal business, is engaged in the analysis and valuation of financial institutions and their securities in connection with, among other things, investor relations, equity research and mergers and acquisitions. We have acted as financial advisor to the Company in connection with the Reclassification. The Company has agreed to pay Equity Research Services a fee as compensation for financial advisory services rendered in connection with the Reclassification. In addition, the Company has agreed to reimburse Equity Research Services for all reasonable expenses, incurred by it on the Company’s behalf, and to indemnify Equity Research Services against certain liabilities, including those which may arise under the federal securities laws. No material relationship has existed within the past two years between the Company, Equity Research Services or any of their respective affiliates.

You have advised us that, in accordance with the Amendment, each holder of record owning less than 300 shares of Common Stock may elect to: (i) exchange each of his, her or its shares of Common Stock for one share of Class A Common Stock having the voting powers, designations, preferences, limitations and other rights set forth in the Amendment; or (ii) have his, her or its shares of Common Stock repurchased by the Company in exchange for the Cash Election price.

In the course of our engagement, we reviewed and analyzed, among other things: (i) the terms of the Reclassification, as set forth in the Amendment; (ii) the Company’s Annual Report to Shareholders and Financial Statements for each of the three years ended 2012, 2013 and 2014 and preliminary financial statements for the year ended December 31, 2015; (iii) the Company’s quarterly reports and financial statements for the three, six and nine month periods ending March 31, June 30 and September 30, 2013, 2014 and 2015, respectively; (iv) the Company’s proxy statements for its 2013, 2014 and 2015 Annual Meetings of Shareholders; (v) certain information regarding the historical record of reported prices, trading activity and dividend payments of the Common Stock; (vi) certain reported financial terms of selected recent going private transactions which we deemed to be relevant, (vii) publicly available business financial information regarding the Company, (viii) certain financial information and financial forecasts related to the Company prepared by management with respect to the Recapitalization, (ix) discussions with management regarding the background of the Reclassification, the expected Cash Election price ($12.75 per share), reasons and basis for the Reclassification and management’s opinion of future business prospects for the Company; and (x) other studies, analyses and investigations, particularly of the banking industry, and such other information as we deemed appropriate.

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the financial, accounting, business, legal, tax, and other information discussed with or furnished to us by the Company and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including financial forecasts of the Company’s management and information relating to certain strategic, financial and operational benefits anticipated by the Company’s management from the Reclassification, which we received from the Company, we have assumed (with your consent) that they have been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of the Company. We express no view as to such forecasts or projected information. We have also assumed that all government, regulatory, and other consents necessary for the consummation of the Reclassification will be obtained without any adverse effect on the Company or the benefits of the Reclassification expected by the Company’s management in any way material to our analysis. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Reclassification to be consummated.

We have not made, obtained, or been provided with (i) any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of, the Company or (ii) any independent analysis or valuation of the rights of shareholders, creditors, or any other holders of claims or rights against the Company or any of its affiliates. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and we have relied on and assumed that the aggregate allowances for loan losses set forth on the balance sheet of the Company are adequate to cover losses and fully comply with sound banking practices as of its respective date. We have further relied on the assurances of the management of the Company that they are not aware of any facts that would make any information reviewed by us inaccurate or misleading. No opinion is expressed as to whether any alternative transaction might be more favorable to the Company. We express no opinion as to the Company’s future business, assets, liabilities, operations or prospects. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Reclassification.

Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof. We have assumed that there has been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. In rendering our opinion, we have assumed that the Reclassification will be consummated according to the terms described in the Amendment.

This opinion does not address the underlying business decision of the Company to engage in the Reclassification. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how the shareholders or creditors of or any claimants against the Company or any of its affiliates should view or regard the Reclassification. We render no opinion with respect to the relative rights and benefits or detriments of shareholders, creditors, or any other holders of claims or rights against the Company or any of its affiliates in connection with the Reclassification. No opinion is rendered with respect to the Company or any of its affiliates. Our opinion is rendered in regard to the Cash Election price and does not take into account or give effect to any adjustment to the Cash Election price that may occur subsequent to the date hereof. This opinion does not address the prices at which the capital stock of the Company or any of its respective affiliates has traded in the past or at which such stock of the Company or any of its affiliates may trade after the date hereof or after the consummation of the Reclassification.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part) to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent shall not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment, and which review shall be completed by us as soon as practicable, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit shareholder approval of the Reclassification so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. It is understood that this letter is addressed and directed to the Board of Directors of the Company in its consideration of the Reclassification and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Reclassification or whether to sell their shares of Common Stock to the Company at the Cash Election price.

Subject to the foregoing, and based upon our experience as investment bankers, our activities described above, and other matters as we deemed relevant, we are of the opinion that as of the date hereof the Cash Election price for the Common Stock repurchased by the Company, pursuant to the Reclassification, is fair, from a financial point of view, to the holders of the Common Stock.

Sincerely,

/s/ John A. Howard, CFA, ASA
Equity Research Services, Inc.

To Vote By Internet:	to Vote By Mail:

Access Our Website at https://www.PROXYVOTE.com And click on the link for proxy voting.	Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

When prompted for your voter control number, enter the number printed just above your name on the front of this proxy card.

Vote 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on _____, 2016!
if you vote over the internet, you do not need to mail your proxy card
If you mail your Proxy Card, it must be signed and dated.

Surrey Bancorp
145 North Renfro Street, Mount Airy, North Carolina 27030
Appointment of Proxy solicited on behalf of the Board of Directors of Surrey Bancorp for the Annual Meeting to be held May 27, 2016.

APPOINTMENT OF PROXY:  The undersigned shareholder of Surrey Bancorp, a North Carolina corporation (the “Company”), hereby appoints Pedro A. Pequeno, II and Mark H. Towe, or either of them (the “Proxies”), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 27, 2016, at 10:00 a.m., local time, at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina, or at any adjournment thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, on the proposals listed below and in the Proxy Statement, and in their discretion on such other matters properly be brought before the meeting or any adjournment thereof. If only one such Proxy be present and acting as such at the meeting or any adjournment, that one shall have all the powers hereby conferred.

The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

IMPORTANT NOTICE RE. ELECTION: In the event Proposal 1: The Amendment Proposal is approved, shareholders who own in record name less than 300 shares of our Common Stock on the date of the Reclassification, will be sent an election form. Such shareholders must make an election regarding receipt of either $12.75 per share of Common Stock or Class A Common Stock on the election form that will be mailed separately. If a shareholder fails to timely return the election form or if he, she or it returns the election form but fails to specify any election on the election form, such shareholder will be deemed to have elected to receive the Class A Common Stock in exchange for his, her or its Common Stock held as of the date of the Reclassification. For more information, see the section captioned “- Election Procedure,” beginning on page ___ of the Proxy Statement.

— Please complete and sign on the other side —

— Continued from the reverse side —

Your vote is important. Unless you are voting on the Internet, please complete, date and sign this appointment of proxy and return it promptly in the enclosed envelope, even if you plan to attend the meeting, so that your shares may be represented at the annual meeting. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your appointment of proxy in the mail or voted on the Internet. See the attached Proxy Statement for more details.

Surrey Bancorp	REVOCABLE PROXY

This appointment of proxy will be voted as directed, or, if no directions are indicated, will be voted for all items and in the discretion of the proxies with respect to any other matter. The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

Board recommendation. The Board of Directors recommends a vote FOR Proposal 1

1.
AMENDMENT PROPOSAL:                To approve an amendment to the Company’s Articles of Incorporation to provide for the authorization of a new class of capital stock, Class A Common Stock, to reclassify certain shares of Common Stock as Class A Common Stock or to repurchase such shares for $12.75 per share, at the election of the relevant shareholders, for the purpose of discontinuing the registration of the Common Stock under the Exchange Act.

☐	FOR
☐	Against
☐	Abstain

Board recommendation. The Board of Directors recommends a vote FOR Proposal 1.

2.	ELECTION OF DIRECTORS: Instructions: To vote for some nominees but not others, cross out the name(s) of those for whom you do NOT wish to vote.

Seven directors to serve one-year terms expiring at the Annual Meeting in 2017.

Edward C. Ashby, III	Elizabeth J. Lovill	Robert H. Moody	F. Eugene Rees
Tamra W. Thomas	Tom G. Webb	Buddy E. Williams

☐	FOR all nominees listed above (except as crossed out).
☐	WITHHOLD authority to vote for all nominees listed above.

Board recommendation. The Board of Directors recommends a vote FOR each of the nominees listed above.

3.	RATIFICATION OF AUDITORS: Ratification of the appointment of Elliott Davis Decosimo, PLLC as the Company’s independent registered accounting firm for the year ending December 31, 2016.

☐	FOR
☐	Against
☐	Abstain

Board recommendation. The Board of Directors recommends a vote FOR Proposal 3.

4.	ADJOURNMENT PROPOSAL: To grant to the proxy holders discretionary authority to vote to adjourn the Annual Meeting, if necessary or appropriate, in order to solicit additional proxies in favor of any of the proposals.

☐	FOR
☐	Against
☐	Abstain

Board recommendation. The Board of Directors recommends a vote FOR Proposal 4.

5.	OTHER BUSINESS.

The Proxies vote in their discretion on such other business as may properly come before the Annual Meeting or any adjournments thereof.

Signature of shareholder

Signature of shareholder

Date:	__________________________, 2016

Please sign above exactly as your name appears on the stock certificate and fill in the date. If there are joint owners, each must sign personally. Trustees and others signing in a representative capacity should indicate below the capacity in which they sign. If a corporation submits this appointment of proxy, it should be executed in the full corporate name by a duly authorized officer. If a partnership submits this appointment of proxy, please have it signed in the partnership name by an authorized person.